    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 1998


                                                      REGISTRATION NO. 333-45519

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                            ------------------------


                        Pre-Effective Amendment No. 1 to


                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                             FORT JAMES CORPORATION

             (Exact name of registrant as specified in its charter)

     COMMONWEALTH OF VIRGINIA               54-0848173
   (State or other jurisdiction          (I.R.S. employer
of incorporation or organization)     identification number)

                            ------------------------

                    75 TRI-STATE INTERNATIONAL OFFICE CENTER
                               SUITES 100 AND 175
                          LINCOLNSHIRE, ILLINOIS 60069
                                 (847) 317-5000

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         CLIFFORD A. CUTCHINS, IV, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             FORT JAMES CORPORATION
                    75 TRI-STATE INTERNATIONAL OFFICE CENTER
                               SUITES 100 AND 175
                          LINCOLNSHIRE, ILLINOIS 60069
                                 (847) 317-5000

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH A COPY TO:

MARSHALL H. EARL, JR., ESQ.       PATRICIA A. VLAHAKIS, ESQ.       FAITH D. GROSSNICKLE, ESQ.
  MCGUIRE, WOODS, BATTLE &      WACHTELL, LIPTON, ROSEN & KATZ         SHEARMAN & STERLING
         BOOTHE LLP                   51 WEST 52ND STREET             599 LEXINGTON AVENUE
      ONE JAMES CENTER             NEW YORK, NEW YORK 10019         NEW YORK, NEW YORK 10022
    901 EAST CARY STREET                (212) 403-1206                   (212) 848-4000
  RICHMOND, VIRGINIA 23219
       (804) 775-1000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                       CALCULATION OF REGISTRATION FEE

[CAPTION]

    TITLE OF EACH CLASS OF                                    PROPOSED MAXIMUM          PROPOSED MAXIMUM
        SECURITIES TO                 AMOUNT TO BE             OFFERING PRICE           AGGREGATE OFFER-
       BE REGISTERED(1)              REGISTERED(2)              PER SHARE(3)            ING PRICE(2)(3)

Common Stock,
  $.10 par value............       12,250,000 Shares              $42.625               $522,156,250.00

    TITLE OF EACH CLASS OF             AMOUNT OF
        SECURITIES TO                 REGISTRATION
       BE REGISTERED(1)               FEE(2)(3)(4)
Common Stock,
  $.10 par value............          $154,036.10


(1) Includes one attached preferred share purchase right per share of Common Stock. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable and will not be evidenced separately from the Common Stock.
(2) Includes 1,000,000 shares subject to an over-allotment option granted by the Selling Stockholders to the U.S. Underwriters.

(3) Pursuant to Rule 457(c) under the Securities Act of 1933, the proposed maximum offering price per share and the registration fee is based on the average of the high and low prices per share of Fort James Corporation Common Stock on the New York Stock Exchange Composite Transactions Tape on January 27, 1998 ($42.625).


(4) The registration fee was paid on February 3, 1998.


                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    The prospectus relating to the Common Stock being registered hereby to be used in connection with a United States offering (the "U.S. Prospectus") is set forth following this page. The prospectus to be used in a concurrent international offering (the "International Prospectus") will consist of an alternate cover page set forth following the U.S. Prospectus and the balance of the pages included in the U.S. Prospectus. The alternate page for the International Prospectus is separately designated.

[redherring language]
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED FEBRUARY 6, 1998

                                                              [FORT JAMES LOGO]
                               11,250,000 SHARES

                             FORT JAMES CORPORATION
                                  COMMON STOCK
                            ------------------------


ALL OF THE 11,250,000 SHARES OF COMMON STOCK, PAR VALUE $.10 PER SHARE ("COMMON STOCK"), OF FORT JAMES CORPORATION, A VIRGINIA CORPORATION ("FORT JAMES" OR THE
 "COMPANY"), BEING OFFERED HEREBY ARE BEING SOLD BY CERTAIN STOCKHOLDERS OF THE COMPANY (COLLECTIVELY THE "SELLING STOCKHOLDERS"). SEE "SELLING STOCKHOLDERS."
  THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES OF
     COMMON STOCK BY THE SELLING STOCKHOLDERS. OF THE 11,250,000 SHARES OF COMMON STOCK BEING OFFERED HEREBY, 9,562,500 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS AND 1,687,500 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES
     AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE "UNDERWRITING." THE
       COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE (THE "NYSE")
      UNDER THE SYMBOL "FJ." ON FEBRUARY 5, 1998, THE REPORTED LAST SALES
       PRICE OF THE COMMON STOCK ON THE NYSE COMPOSITE TRANSACTIONS TAPE
                             WAS $42 1/8 PER SHARE.

                            ------------------------

          SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                          PRICE $             A SHARE
                            ------------------------

                                                                                        UNDERWRITING              PROCEEDS TO
                                                                PRICE TO               DISCOUNTS AND                SELLING
                                                                 PUBLIC               COMMISSIONS (1)           STOCKHOLDERS (2)
                                                        ------------------------  ------------------------  ------------------------
PER SHARE.............................................             $                         $                         $
TOTAL(3)..............................................             $                         $                         $

---------------

(1) THE COMPANY AND THE SELLING STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."

(2) TOTAL EXPENSES (EXCLUSIVE OF UNDERWRITING DISCOUNTS AND COMMISSIONS) IN CONNECTION WITH THE OFFERING OF SHARES HEREUNDER ARE ESTIMATED TO BE APPROXIMATELY $695,000, ALL OF WHICH WILL BE PAID BY THE COMPANY.

(3) THE SELLING STOCKHOLDERS HAVE GRANTED TO THE U.S. UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 1,000,000 ADDITIONAL SHARES OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS
    TO SELLING STOCKHOLDERS WILL BE $       , $       AND $       ,
    RESPECTIVELY. SEE "UNDERWRITING."
                            ------------------------

     THE SHARES OF COMMON STOCK ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS, AND IF ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY SHEARMAN & STERLING, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED
THAT THE DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT           , 1998, AT
THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, NEW YORK, AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

                            ------------------------

MORGAN STANLEY DEAN WITTER

                              MERRILL LYNCH & CO.

                                                            SALOMON SMITH BARNEY

               , 1998

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH COMMON STOCK IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


     FOR INVESTORS OUTSIDE THE UNITED STATES: NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY, BY THE SELLING STOCKHOLDERS OR BY ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY, THE SELLING STOCKHOLDERS AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.

                               ------------------

                               TABLE OF CONTENTS

                                                                                                                          PAGE
                                                                                                                          ----
Available Information..................................................................................................      1
Incorporation of Certain Documents by Reference........................................................................      1
Cautionary Statement Concerning
  Forward-Looking Statements...........................................................................................      2
Prospectus Summary.....................................................................................................      3
Risk Factors...........................................................................................................      9
The Company............................................................................................................     10
Use of Proceeds........................................................................................................     15
Price Range of Common Stock and Dividend Policy........................................................................     15
Capitalization.........................................................................................................     16
Selected Historical and Unaudited Consolidated Financial and Other Data................................................     17
Management's Discussion and Analysis of Results of Operations and Financial Condition..................................     19
Description of Common Stock............................................................................................     22
Management.............................................................................................................     25
Selling Stockholders...................................................................................................     26
Certain United States Tax Consequences to Non-U.S. Holders of Common Stock.............................................     27
Underwriting...........................................................................................................     29
Legal Matters..........................................................................................................     31
Experts................................................................................................................     32


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

     Fort James is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information may also be accessed electronically by means of the Commission's website on the Internet (HTTP://WWW.SEC.GOV) . The Common Stock is listed on the NYSE, and such reports, proxy and information statements, and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Prospectus does not contain all the information set forth in the registration statement to which this Prospectus relates (the "Registration Statement") and the exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are hereby incorporated by reference into this Prospectus:

     (a) the Annual Report of the Company on Form 10-K for the fiscal year ended December 29, 1996;

     (b) the Quarterly Reports of the Company on Form 10-Q for the quarters ended March 30, 1997, June 29, 1997 and September 28, 1997;

     (c) the Current Reports of the Company on Form 8-K dated May 4, 1997 (2 reports), June 29, 1997, July 2, 1997, August 7, 1997, August 8, 1997, August 12, 1997, August 13, 1997 (4 reports), September 15, 1997, October 23, 1997 and
February 3, 1998; and

     (d) the description of the Rights to Purchase Series M Cumulative Participating Preferred Stock included in the Company's Registration Statement on Form 8-A dated March 3, 1989, as amended by Amendment No. 1 to Application or Report on Form 8 dated July 28, 1992.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of the Registration Statement on Form S-3 of which this Prospectus is a part and prior to the effectiveness thereof or subsequent to the date of the final prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated by reference, as the same may be amended, supplemented, or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete and are qualified in all respects by reference to all of the provisions of such contract or other document.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference in such documents. Requests for such copies should be directed to Celeste Gunter, Vice President, Investor Relations, Fort James Corporation, 120 Tredegar Street, Richmond, Virginia 23219 (telephone (804) 649-4307 or (888) 649-4362).

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS


     This Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are based on management's beliefs and assumptions, relying on information currently available to management, and are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth (1) under "Prospectus Summary -- Recent Developments," "The Company," "Risk Factors," "Selected Historical and Unaudited Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" herein, (2) under "Business" and "Management's Discussion and Analysis" in the Company's Annual Report on Form 10-K and in each Quarterly Report on Form 10-Q and certain Current Reports on Form 8-K incorporated by reference herein and (3) in this Prospectus and the documents incorporated by reference herein preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.


     Forward-looking statements are not guarantees of performance as they involve risks, uncertainties and assumptions. The future results of the Company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Company's ability to control or predict. Purchasers of Common Stock are cautioned not to put undue reliance on any forward-looking statements. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     Purchasers of Common Stock should understand that the following important factors, in addition to those discussed herein and elsewhere in the documents which are incorporated by reference herein, could affect the future results of the Company and could cause results to differ materially from those expressed in such forward-looking statements: (1) the effect of economic conditions; (2) the ability of the former James River Corporation of Virginia and the former Fort Howard Corporation to successfully integrate their operations; (3) the impact of competitive products and pricing; (4) product development; (5) changes in laws and regulations, including changes in accounting standards and environmental regulations affecting the paper and pulp industry; (6) customer demand; (7) changes in raw material, energy and other costs; and (8) opportunities that may be presented to and pursued by the Company.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" REFER TO FORT JAMES CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES. THE OFFERING HEREBY OF 9,562,500 SHARES OF COMMON STOCK IN THE UNITED STATES AND CANADA (THE "U.S. OFFERING") AND THE CONCURRENT OFFERING OF 1,687,500 SHARES OF COMMON STOCK OUTSIDE OF THE UNITED STATES AND CANADA (THE "INTERNATIONAL OFFERING"), ARE COLLECTIVELY REFERRED TO AS THE "OFFERING." THE CLOSING OF EACH OF THE U.S. OFFERING AND THE INTERNATIONAL OFFERING IS CONDITIONED UPON THE CLOSING OF THE OTHER. UNLESS OTHERWISE INDICATED, THE MARKET SHARE INFORMATION AND THE INDUSTRY STATISTICAL INFORMATION PRESENTED IN THIS PROSPECTUS ARE BASED ON REVENUES AND REFLECT THE COMPANY'S ESTIMATES. NO ASSURANCE CAN BE GIVEN REGARDING THE ACCURACY OF SUCH ESTIMATES AND STATISTICS.

                                  THE COMPANY

     Fort James is a preeminent worldwide manufacturer and marketer of paper-based consumer products, including towel and tissue products as well as disposable tabletop and foodservice products. The Company's principal towel and tissue products include bathroom tissue, paper towels, table napkins, boxed facial tissue and wipers. Disposable tabletop and foodservice products include paper and plastic cups, paper plates, and plastic cutlery. Fort James also produces and markets paper-based packaging for food and pharmaceuticals and communications papers. Consumer products, packaging and communications papers products accounted for 84%, 10% and 6%, respectively, of consolidated revenues in 1997. In 1997, the Company reported net sales of $7,259.0 million, income from operations of $602.7 million and a net loss of $27.0 million. Fort James reported income from operations before restructuring and other unusual items in 1997 of $1,057 million; and net income before restructuring and other unusual items and extraordinary items of $439 million, or $1.97 per diluted share.

     Fort James is the result of the merger of a subsidiary of James River Corporation of Virginia ("James River") into Fort Howard Corporation ("Fort Howard") in August 1997 (the "Merger"). In connection with the Merger, James River was renamed "Fort James Corporation."

     Fort James is the world's second largest producer of tissue products, with over three million tons of worldwide capacity. In the United States, Fort James ranks number one in tissue-making, with 2.1 million tons of annual capacity, representing approximately 30% of the U.S. tissue industry capacity. In Europe, where Fort James has 860,000 tons of annual tissue capacity, representing approximately 17% of the European tissue industry capacity, the Company believes it is tied for the number two position in the European tissue industry.

     The Company's consumer tissue and tabletop products are sold through both retail (at-home) and commercial (away-from-home) distribution channels. In North America, approximately 60% of the Company's sales of consumer tissue and tabletop products are into retail distribution channels and the remaining approximately 40% are into away-from-home distribution channels.

     In the U.S. retail channel, Fort James produces both branded and private label products. The Company's principal U.S. retail tissue brands include QUILTED NORTHERN bathroom tissue (the number two domestic bathroom tissue brand), BRAWNY paper towels (the number two domestic paper towel brand), MARDI GRAS printed napkins (the leading domestic paper napkin brand) and paper towels, VANITY FAIR premium dinner napkins (the number three domestic paper napkin brand), NORTHERN paper napkins, SOFT'N GENTLE bath and facial tissue, SO-DRI paper towels, and GREEN FOREST, the leading domestic line of environmentally positioned, recycled tissue products. The Company's principal retail tabletop brand is its number two-ranked DIXIE brand of disposable cups and plates. Fort James also believes it is the leading supplier of private label tissue products and the leading supplier of both tissue and disposable tabletop products to the growing warehouse club channel.

     The U.S. away-from-home channel, where the Company sells its products to foodservice, janitorial supply and sanitary paper distributors for use in restaurants, offices, factories, hospitals, schools and hotels, is also an important distribution channel for the Company. Fort James believes it is the top producer of tissue products for the 2.2 million ton U.S. away-from-home channel, where it estimates its share at approximately 40% of total industry revenues. The Company is also one of the largest producers of disposable cups, plates and related products for the away-from-home foodservice industry.

     In Europe, approximately 75% of Fort James' sales of consumer products are into retail distribution channels and the remaining approximately 25% are into away-from-home distribution channels. Sales into retail channels are supported by both branded and private label product offerings. With production facilities located in 10 countries, Fort James has a broad,
                                       3
pan-European base, and is among the category leaders in most western European countries, with the exception of Germany, Austria and Switzerland, where the Company has no operations. European branded products include LOTUS bathroom tissue and VANIA feminine hygiene products, both of which hold leading positions in France, COLHOGAR, a leading Spanish bathroom tissue, TENDERLY bathroom tissue sold in Italy, and KITTENSOFT, a leading Irish bathroom tissue.

     The Company believes that it is among the lowest-cost producers of tissue products in North America. Fort James' operating margins in its North American Consumer Products Business have increased steadily over the last several years, rising to 19.4% for 1997, excluding restructuring charges. The Company believes its cost advantage in North America is derived from a number of factors, including the size and scale of certain of its manufacturing plants, the competitive state of its tissue-making manufacturing assets and the benefits it realizes from the Fort Howard proprietary deinking technology.

     Fort James' near-term business initiatives are focused in three primary areas: leveraging revenue growth opportunities, pursuing aggressive cost reduction and achieving financing cost savings through both refinancing activities and debt reduction.

     The Company's principal executive offices are currently located at 75 Tri-State International Office Center, Suites 100 and 175, Lincolnshire, Illinois 60069, telephone (847) 317-5000. In the spring of 1998, the Company's principal executive offices will be located at 1650 Lake Cook Road, Deerfield, Illinois 60015-4753.

                              RECENT DEVELOPMENTS

  FOURTH QUARTER RESULTS

     Excluding non-recurring items, Fort James reported earnings for the fourth quarter of 1997 of $.48 per diluted share, compared to $.30 per diluted share in 1996, an improvement of 60%. Including a restructuring charge of $1.53 per diluted share and an extraordinary charge on the early extinguishment of debt of $.41 per diluted share, the Company reported a net loss of $1.46 per diluted share for the fourth quarter of 1997. The restructuring and debt extinguishment charges were both related to the Merger.

     Compared with the fourth quarter of 1996, income from operations in the fourth quarter of 1997 increased 15% to $242.3 million from $210.9 million and net income increased 48% to $106.5 million from $71.9 million, excluding restructure and debt extinguishment charges and a 1996 tax benefit. Net sales for the quarter declined approximately 1% to $1,761.5 million from $1,785.6 million, primarily due to the impact of foreign currency translation. Excluding this impact, sales increased approximately 1%. Operating margins for the fourth quarter of 1997 increased to 13.8%, from 11.8% in the fourth quarter of 1996, excluding restructuring charges.

  NON-RECURRING ITEMS

     Results for the fourth quarter of 1997 reflect a pretax charge of $458.0 million ($317.6 million net of taxes, or $1.53 per diluted share) for restructuring and other unusual items and an extraordinary charge on the early extinguishment of debt of $138.2 million ($84.4 million net of taxes, or $.41 per diluted share). In the fourth quarter of 1996, Fort James reported a non-recurring charge of $10.6 million ($8.2 million net of taxes, or $.04 per diluted share). The Company also recorded a $36 million tax benefit ($.19 per diluted share) in 1996 as a result of a U.S. Tax Court decision allowing the Company to deduct certain expenses relating to the former Fort Howard's 1988 leveraged buy-out. Additionally, the fourth quarter of 1996 included a loss on the early extinguishment of debt of $7.9 million ($4.8 million net of taxes, or $.03 per diluted share).

  FULL YEAR RESULTS

     For the full year, excluding non-recurring items, net income increased 44% to $439.5 million, or $1.97 per diluted share, in 1997 from $304.9 million, or $1.35 per diluted share, in 1996. Including the non-recurring items, Fort James reported a net loss of $27.0 million, or a loss of $.28 per diluted share, in 1997, compared to net income of $319.9 million, or $1.43 per diluted share, in 1996. Net sales of $7,259.0 million in 1997 were 5.8% below the $7,707.1 million reported in 1996, due to divestitures and foreign currency translation. Net sales increased approximately 1% excluding these items.

  FOURTH QUARTER RESULTS BY BUSINESS SEGMENT

     The following fourth quarter operating results by business segment exclude non-recurring items.

     The North American Consumer Products Business posted operating profits of $189.8 million in the fourth quarter of 1997, compared to the $173.7 million reported in the fourth quarter of 1996, while sales increased slightly to $1,046.2 million in 1997 versus $1,039.5 million in 1996. Results for the prior year's quarter included an $18 million charge for revised
                                       4
estimates of costs for certain environmental matters. The fourth quarter 1997 performance of this business was impacted by a number of transition issues related to the Merger. The former Fort Howard operations were converted to the James River 52/53-week fiscal year cut-off, resulting in a loss of three days of shipments in the quarter. Additionally, discretionary downtime was taken at selected tissue mills to adjust inventory levels and to perform maintenance originally scheduled for 1998. Volumes in both the retail tissue and retail DIXIE tabletop businesses improved over the prior year levels and aggregate market shares have strengthened. Volumes declined in the away-from-home tissue business, principally as a result of the early year-end cut-off for the Fort Howard operations. Volumes also declined in the away-from-home DIXIE foodservice business. Pricing in Fort James' retail tissue and DIXIE businesses was generally unchanged from the prior year's quarter, before the effect of modestly higher promotional spending in response to competitive activity. Away-from-home tissue prices were moderately higher reflecting a fourth quarter 1997 price increase.

     The European Consumer Products Business reported operating profits of $48.8 million in the fourth quarter of 1997, a 14% improvement over the $42.7 million reported in the prior year, while sales declined 6.2%, from $481.5 million in 1996 to $451.6 million in 1997. Changes in foreign currency translation associated with the strengthening of the dollar caused the decline in sales and also impacted operating profits. Absent these changes, fourth quarter 1997 sales would have increased 2.5% and operating profits would have increased 22% compared to the prior year's quarter. The improvement in profits resulted from a 2.3% increase in finished goods volumes, partially offset by slightly lower pricing and higher raw material costs. In addition, the fourth quarter of 1996 was adversely impacted by a two-month strike at the Company's Spanish tissue facility.

     The Packaging Business reported fourth quarter 1997 operating profits of $13.6 million on sales of $187.9 million, down from the $15.2 million of profits on $198.8 million of sales in the prior year's fourth quarter. Transition issues associated with a significant change in its customer base negatively impacted the Packaging Business' sales and profits.

     Operating profits for the Communications Papers Business increased modestly to $12.0 million in the fourth quarter of 1997, compared to $10.0 million in the fourth quarter of 1996. Sales increased by 3.6%, to $118.6 million in 1997 compared to $114.5 million in 1996. Increased sales and profits were principally the result of a small increase in volumes and average pricing for uncoated free sheet papers.

     General corporate expenses declined to $21.9 million compared to $30.7 million in 1996, primarily as a result of reduced spending on new, integrated management information systems.

  FULL YEAR RESULTS BY BUSINESS SEGMENT

     The following full-year operating results by business segment exclude non-recurring items.


     Compared to 1996, operating profits for the North American Consumer Products Business improved 12.2% to $845.4 million in 1997. Operating profits for the European Consumer Products Business increased to $202.4 million in 1997, a 22% increase over the prior year, excluding the effects of changes in foreign currency translation. The Packaging Business posted operating profits of $81.3 million in 1997, a decrease of 5% from the prior year, excluding divested operations. The Communications Papers Business reported 1997 operating profits of $19.8 million, an 11% decline over 1996 profits, despite a steady improvement in results during 1997.


  RESTRUCTURING CHARGE

     In conjunction with the Merger integration, Fort James recorded a $458 million pretax restructuring charge in the fourth quarter of 1997. This charge covers activities which will integrate the operations of James River and Fort Howard and enable the Company to realize Merger-related savings estimated to ultimately total $200 million annually. The restructuring charge includes approximately $235 million of costs associated with planned plant closures and the write-off of redundant assets. On January 20, 1998, the Company announced it will permanently close its two smallest U.S. tissue facilities, in Ashland, Wisconsin, and Carthage, New York, in the spring of 1998. Production from these two mills, which produce approximately 84,000 tons per year of away-from-home tissue products, will be transferred to other, more modern Fort James tissue mills. Also included in the reserve are amounts for additional rationalization of Fort James' manufacturing operations planned in North America and Europe. The restructuring charge includes severance and other employee-related costs in excess of $100 million associated with a planned net headcount reduction of approximately 2,500 employees, representing 8% of Fort James' current worldwide workforce. Cash costs of the restructure program are estimated to total approximately $150 million, net of tax benefits. An additional estimated $60 million of Merger-related costs, which could not be recognized in 1997 under applicable accounting regulations, will be recorded in 1998 as incurred.
                                       5

  CASH FLOW AND REFINANCING ACTIVITIES

     Cash provided by operations totaled $764.2 million for the year in 1997. Total debt was reduced by $244.3 million during the year. In addition, $98.1 million of cash was used to redeem the Company's Series O 8 1/4% Cumulative Preferred Stock ("Series O Preferred Stock") and $152.3 million of cash premiums were paid on the early extinguishment of debt. Lower average debt levels, combined with the benefits from the Company's refinancing activities allowed Fort James to reduce interest expense by 17%, from $424.4 million in 1996 to $351.8 million in 1997. In early October, the Company completed the refinancing of a total of approximately $2.1 billion of debt. The Company estimates these debt refinancings will reduce annual interest expense by more than $50 million. An extraordinary charge of $215.0 million ($131.5 million net of taxes, or $.63 per diluted share) was recorded in the third and fourth quarters of 1997 associated with the refinancings.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The summary historical consolidated statements of operations data, per share data and other data for each of the two years in the period ended December 29, 1996, have been derived from, and should be read in conjunction with, the Company's audited consolidated financial statements included in its Current Report on Form 8-K dated August 13, 1997 (filed February 3, 1998), incorporated by reference herein. The unaudited summary historical consolidated statement of operations data, per share data and other data for the 39-week periods ended September 28, 1997, and September 29, 1996, have been derived from the Company's unaudited interim consolidated financial statements incorporated by reference herein. The unaudited summary historical consolidated financial and other data for the year ended December 28, 1997 have been derived from the unaudited financial information set forth in the Company's Current Report on Form 8-K dated February 3, 1998, incorporated by reference herein. The unaudited summary historical consolidated financial and other data have been prepared on the same basis as the audited consolidated financial statements incorporated by reference herein, and in the opinion of management reflect all adjustments necessary to fairly state results of operations and cash flows for such periods. Such adjustments are of a normal recurring nature.

     The consolidated financial statements give retroactive effect to the Merger in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Fort Howard and James River had always been combined. All fees and transaction expenses related to the Merger and the restructuring of the combined companies have been expensed as required under the pooling of interests accounting method.

     The summary historical consolidated financial and other data should be read in conjunction with the consolidated financial statements of Fort James included in the Current Reports on Form 8-K dated August 13, 1997 (filed February 3,
1998) and February 3, 1998 and its Quarterly Report on Form 10-Q for the quarter ended September 28, 1997. See "Incorporation of Certain Documents by Reference" and "Available Information."
                                       6

                    FORT JAMES AND CONSOLIDATED SUBSIDIARIES
            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
                (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS)

                                                                        FISCAL YEAR                           NINE MONTHS
                                                           -------------------------------------         ----------------------
                                                                                       UNAUDITED         UNAUDITED    UNAUDITED
                                                           1995(A)       1996(B)         1997              1996         1997
                                                           --------      --------      ---------         ---------    ---------
STATEMENT OF OPERATIONS DATA:
  Net sales............................................    $8,887.9      $7,707.1      $7,259.0          $5,921.5     $5,497.5
  Restructure and other unusual items (income)
    expense (c)........................................        51.9          10.7         454.2                .1         (3.8)
  Income from operations...............................       783.4         909.3         602.7             709.0        818.4
  Interest expense.....................................       536.3         424.4         351.8 (h)         327.3        277.6
  Income (loss) before
    extraordinary item.................................       159.9         328.0(d)      104.5 (h)         228.3        315.6
  Net income (loss) (e)................................       141.1         319.9         (27.0)            225.0        268.5
  Preferred dividend requirements......................        58.5          58.5          30.5 (h)          43.9         24.4
  Weighted average number of common shares and common
    share equivalents..................................       164.1         183.1         207.6             181.0        206.9
PER SHARE DATA:
  Income (loss) before extraordinary item (c)..........    $    .62(f)   $   1.47(d)(f) $    .35 (h)     $   1.02(f)  $   1.41
  Net income (loss) (e)................................         .50(f)       1.43(f)       (.28)             1.00(f)      1.18
  Cash dividends.......................................         .60           .60           .60               .45          .45
OTHER DATA:
  EBITDA (g)...........................................    $1,462.6      $1,459.7      $1,572.4          $1,116.9     $1,209.8

---------------

(a) In August 1995, Fort James completed the spin-off of Crown Vantage which had annual net sales of approximately $1 billion.

(b) In August 1996, Fort James completed the sale of its Flexible Packaging and related Inks divisions which had annual net sales of approximately $500 million.

(c) The after-tax impact of the restructure and other unusual items was $32.1 million, or $.19 per diluted share in 1995; $12.9 million, or $.07 per diluted share in 1996; and $335.0 million, or $1.62 per diluted share in 1997. For the first nine months of 1996, the after-tax impact of such charges was $4.7 million, or $.03 per diluted share. For the first nine months of 1997, the after-tax impact of the net restructure and other unusual items was a loss of $17.4 million, or $.08 per diluted share, primarily due to certain non-tax-deductible Merger transaction costs.

(d) Includes a credit of $36 million (or $.20 per diluted share) for the reversal of previously accrued income taxes related to 1988 financing transactions.

(e) Includes after tax extraordinary losses related to the early retirement of debt.

(f) In 1995 and 1996, the Company issued 34.7 million and 14.5 million shares of Common Stock, respectively. Net proceeds of the offerings of $284 million in 1995 and $204 million in 1996 were used to reduce debt.

(g) EBITDA is defined as income from operations before restructure and other unusual items, depreciation and amortization, and including other income and minority interests. Fort James believes that EBITDA is a measure commonly used by analysts and investors. Accordingly, this information has been disclosed herein to permit a more complete analysis of operating performance. EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statement of operations or cash flow data prepared in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA does not take into account debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.


(h) On a pro forma basis giving effect to (i) the purchase of Fort Howard debt securities in the Tender Offers; (ii) borrowings under the New Bank Credit Facility; (iii) the sale of $720 million aggregate principal amount of Senior Notes in the Senior Notes Offering; (iv) the repurchase of all of the Company's outstanding 9.77% Senior Notes; (v) the Series P Conversion; and
    (vi) the Series O Redemption, as if these transactions had occurred at the beginning of the year ended December 28, 1997, interest expense would have been approximately $317.8 million, income before extraordinary item would have been $125.3 million (or an increase in income before extraordinary item of $.10 per diluted share) and preferred dividends would have been $24.4 million (or an increase in income before extraordinary item of $.03 per diluted share). The unaudited pro forma financial and other data presented are not necessarily indicative of actual results that would have been achieved had the above transactions been completed on the date assumed and do not purport to project the Company's financial position at any future date or its results of operations for any future period.

                              SELLING STOCKHOLDERS

     All of the shares of Common Stock being offered hereby are being sold by the Selling Stockholders. The Selling Stockholders are (1) Mellon Bank, N.A., as Trustee for First Plaza Group Trust and (2) Morgan Stanley, Dean Witter, Discover & Co. ("Morgan Stanley") and certain of its affiliates. The Selling Stockholders acquired the shares of Common Stock offered hereunder pursuant to the Merger. See "Selling Stockholders."

                                  THE OFFERING

Common Stock offered by the Selling Stockholders:
  U.S. Offering............................................  9,562,500 shares
  International Offering...................................  1,687,500 shares
       Total...............................................  11,
       250,000 shares (1)
Common Stock outstanding after the Offering................  209,667,511 shares (2)

Use of Proceeds............................................  The Company will not receive any proceeds from the sale of the shares of Common Stock sold by the Selling Stockholders.

NYSE Symbol................................................  "FJ"

---------------

(1) Assumes no exercise of the over-allotment option granted to the U.S. Underwriters to purchase up to 1,000,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Selling Stockholders."

(2) Based upon the number of shares of Common Stock outstanding as of February 2, 1998 and excludes 6,090,683 shares of Common Stock issuable upon exercise of outstanding options.
                                       8

                                  RISK FACTORS

     PROSPECTIVE INVESTORS IN THE SHARES OF COMMON STOCK OFFERED HEREBY SHOULD CONSIDER THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, WHEN EVALUATING SUCH AN INVESTMENT.

RISKS ASSOCIATED WITH INTEGRATION

     The Merger was completed in August 1997 and Fort James is in the process of combining the operations of James River and Fort Howard. As a result of its integration efforts, Fort James expects to realize cost savings estimated to be at a $150 million annual run rate by the end of 1998, increasing to $200 million per year over time. While the Company's rationalization plans are proceeding as planned, there can be no assurance that Fort James will not encounter difficulties in the integration process or that the benefits expected from such integration will be realized. Any material delays or unexpected costs incurred in connection with such integration could have an adverse effect on the Company's ability to achieve the expected benefits of integration. See "The Company -- Business Initiatives."

COMPETITION

     Fort James experiences intense competition in both North America and Europe. Fort James' competitors include a number of large diversified paper and consumer products companies, such as The Procter & Gamble Company, Kimberly-Clark Corporation and Georgia-Pacific Corporation. Fort James also competes with smaller low-cost regional producers that seek to displace the Company's private label products mainly through price competition. The Company competes on the basis of price, product quality and performance, product development effectiveness, service and sales and distribution support. Aggressive competitive pricing actions, which may become more intense due to changing industry conditions (see " -- Industry Conditions"), could reduce revenues and could adversely affect the Company's operating results or financial condition. Increased marketing expenditures by manufacturers of competing branded products could prompt the Company to increase its advertising expenditures for key branded products.

INDUSTRY CONDITIONS

     Finished product prices in all of the Company's segments are significantly affected by the relationships among, and changes in, industry conditions in North America and Europe, including industry capacity and operating rates, prices for raw materials and levels of demand. Based upon historical demand growth in the U.S. tissue industry (which generally averages between 2% and 2.5% per annum) and upon the Company's current expectations for industry-wide capacity and operating rates during 1998 and 1999 (which are in part derived from information published by the American Forest and Paper Association and public announcements by competitors and in part from internal estimates), the Company believes that supply and demand for tissue products in the United States should be in approximate balance during 1998 and 1999. In Europe, where increases in demand for tissue products are expected to average slightly higher than in the United States, the Company believes that supply could modestly outpace demand in 1998 and 1999. Capacity expansion or increased run rates on existing machines within the tissue industry in the United States or Europe, or lower than expected demand growth in either the United States or Europe, could prompt intensified price competition and could adversely affect the Company's operating results.

     Changes in the cost of wastepaper and pulp, the Company's primary raw materials, also affect the Company's finished goods pricing. Significant reductions in the cost of these raw materials from the middle of 1995 through the middle of 1996 and higher industry operating rates contributed to the Company's positive operating results during that period. Although wastepaper and pulp prices have remained relatively stable since the middle of 1996, decreasing wastepaper or pulp prices under different industry conditions could result in lower product prices. There can be no assurance that any future reductions in the cost of raw materials would have a positive impact on the Company's operating results. Historically, sales price increases for finished products generally have lagged increases in raw material costs. There can be no assurance that any future increases in the cost of wastepaper or pulp would be recovered through product price increases, and any such increased raw materials costs could adversely impact the Company's operating results.

                                  THE COMPANY

     Fort James is a preeminent worldwide manufacturer and marketer of paper-based consumer products, including towel and tissue products as well as disposable tabletop and foodservice products. The Company's principal towel and tissue products include bathroom tissue, paper towels, table napkins, boxed facial tissue and wipers. Disposable tabletop and foodservice products include paper and plastic cups, paper plates, and plastic cutlery. Fort James also produces and markets paper-based packaging for food and pharmaceuticals and communications papers. Consumer products, packaging and communications papers products accounted for 84%, 10% and 6%, respectively, of consolidated revenues in 1997. In 1997, the Company reported net sales of $7,259.0 million, income from operations of $602.7 million and a net loss of $27.0 million. Fort James reported income from operations before restructuring and other unusual items in 1997 of $1,057 million; and net income before restructuring and other unusual items and extraordinary items of $439 million, or $1.97 per diluted share.

     Fort James is the result of the Merger of a subsidiary of James River into Fort Howard in August 1997. In connection with the Merger, James River was renamed "Fort James Corporation."

     Fort James is the world's second largest producer of tissue products, with over three million tons of worldwide capacity. In the United States, Fort James ranks number one in tissue-making, with 2.1 million tons of annual capacity, representing approximately 30% of the U.S. tissue industry capacity. In Europe, where Fort James has 860,000 tons of annual tissue capacity, representing approximately 17% of European tissue industry capacity, the Company believes it is tied for the number two position in the European tissue industry.

     The Company's consumer tissue and tabletop products are sold through both retail (at-home) and commercial (away-from-home) distribution channels. In North America, approximately 60% of the Company's sales of consumer tissue and tabletop products are into retail distribution channels and the remaining approximately 40% are into away-from-home distribution channels.

     In the U.S. retail channel, Fort James produces both branded and private label products. The Company's principal U.S. retail tissue brands include QUILTED NORTHERN bathroom tissue (the number two domestic bathroom tissue brand), BRAWNY paper towels (the number two domestic paper towel brand), MARDI GRAS printed napkins (the leading domestic paper napkin brand) and paper towels, VANITY FAIR premium dinner napkins (the number three domestic paper napkin brand), NORTHERN paper napkins, SOFT'N GENTLE bath and facial tissue, SO-DRI paper towels, and GREEN FOREST, the leading domestic line of environmentally positioned, recycled tissue products. The Company's principal retail tabletop brand is its number two-ranked DIXIE brand of disposable cups and plates. Fort James also believes it is the leading supplier of private label tissue products and the leading supplier of both tissue and disposable tabletop products to the growing warehouse club channel.

     The U.S. away-from-home channel, where the Company sells its products to foodservice, janitorial supply and sanitary paper distributors for use in restaurants, offices, factories, hospitals, schools and hotels, is also an important distribution channel for the Company. Fort James believes it is the top producer of tissue products for the 2.2 million ton U.S. away-from-home channel, where it estimates its share at approximately 40% of total industry revenues. The Company is also one of the largest producers of disposable cups, plates and related products for the away-from-home foodservice industry.

     In Europe, approximately 75% of Fort James' sales of consumer products are into retail distribution channels and the remaining approximately 25% are into away-from-home distribution channels. Sales into retail channels are supported by both branded and private label product offerings. With production facilities located in 10 countries, Fort James has a broad, pan-European base, and is among the category leaders in most western European countries, with the exception of Germany, Austria and Switzerland, where the Company has no operations. European branded products include LOTUS bathroom tissue and VANIA feminine hygiene products, both of which hold leading positions in France, COLHOGAR, a leading Spanish bathroom tissue, TENDERLY bathroom tissue sold in Italy, and KITTENSOFT, a leading Irish bathroom tissue.

     The Company believes that it is among the lowest-cost producers of tissue products in North America. Fort James' operating margins in its North American Consumer Products Business have increased steadily over the last several years, rising to 19.4% for 1997, excluding restructuring charges. The Company believes its cost advantage in North America is derived from a number of factors, including the size and scale of certain of its manufacturing plants, the competitive state of its tissue-making manufacturing assets and the benefits it realizes from the Fort Howard proprietary deinking technology.

BUSINESS INITIATIVES

     Fort James' near-term business initiatives focus on three areas: leveraging revenue growth opportunities, pursuing aggressive cost reduction and achieving financing cost savings through both refinancing activities and debt reduction.

LEVERAGING REVENUE GROWTH OPPORTUNITIES

     The Company believes it has revenue growth opportunities in all of its primary target markets. As a result of the Merger, Fort James has a larger manufacturing and customer base upon which to grow, greater critical mass and an improved geographic balance. Additionally, the Company has attractive international growth opportunities through which it can take advantage of less developed, faster growing markets.

     Fort James has a broader, more complete product line offering than did either James River or Fort Howard separately. With the majority of its tissue capacity based on virgin pulp-based products, James River had focused its product offerings primarily in the near-premium to premium end of the product quality spectrum. Conversely, Fort Howard, because of its use of wastepaper for substantially all of its fiber requirements, had focused its product offerings primarily in the value and economy end of the product quality spectrum. The combination of these two targeted product lines has given Fort James a more complete range of product offerings, expanding revenue growth opportunities across a broader line of products and a broader customer base.

     The Merger has also enabled the Company to improve its geographical balance. Although James River's eight domestic tissue manufacturing facilities are located across the U.S., its away-from-home tissue sales are more highly concentrated in the western U.S., from its three northwestern mills. The former Fort Howard, on the other hand, concentrated both its away-from-home and retail tissue sales primarily in mid-western and eastern markets surrounding its mills in Wisconsin, Georgia and Oklahoma. Fort James' broader geographical balance has created revenue growth opportunities, as premium product offerings can be more fully developed in the east and mid-west, and value and economy product offerings can be more fully developed in the west.

     Fort James also has attractive international revenue growth opportunities both in Europe and in selected emerging markets. In Europe, the Company believes it has greater than average growth opportunities resulting from a combination of factors. Geographically, Fort James has a strong presence in southern European countries such as Spain, Italy, Greece and Turkey, where per capita consumption of tissue products is growing faster than in the northern and western European regions. Additionally, the Company is well-positioned to take advantage of the less-developed, faster growing away-from-home channel in Europe through the former Fort Howard's away-from-home expertise and proprietary deinking technology. The Company is also pursuing growth opportunities for tissue sales in selected emerging markets. In 1997, Fort James opened a tissue converting plant in Russia, and in 1995, the Company formed a joint venture for a tissue converting operation in Shanghai, China.

     Finally, the Company believes it is well-positioned to support these revenue growth activities. Prior to the Merger, Fort Howard had begun construction of a new world-class tissue machine at its Rincon, Georgia, site and James River was aggressively pursuing incremental tissue capacity growth through streamlined operations. This additional capacity, augmented by productivity gains expected to occur from technology sharing between James River and the former Fort Howard on product formation and tissue machine optimization, will provide a broader manufacturing base to support additional revenue growth.

AGGRESSIVE COST REDUCTION

     Fort James believes the Merger will enable it to achieve significant cost reductions that were not available to either Fort Howard or James River individually. By combining complementary technologies, optimizing product manufacturing and logistics across the combined system, increasing purchasing efficiencies, eliminating redundant overhead costs and consolidating work forces where duplication exists, Fort James expects to reduce costs and increase productivity. As a result of these integration efforts, Fort James expects to realize cost savings estimated to be at a $150 million annual run rate by the end of 1998, increasing to $200 million per year over time.

     Approximately 30% of the synergy savings opportunities are expected to be derived from technology transfers between the former Fort Howard and James River. These opportunities include the benefits of applying Fort Howard's proprietary deinking technology in James River's deinked-based mills, both domestically and in Europe. This proprietary deinking process has historically allowed Fort Howard to incur lower raw material costs than its competitors. Additional technology transfer benefits are expected to accrue from transferring James River product formation and development technologies to former Fort Howard products, including the application of James River's "multi-layer" technology in Fort Howard multi-ply tissue products.

     An additional approximately 30% of the synergy savings opportunities are expected to result from savings in logistics, distribution and transportation costs. These savings will be achieved through increased mill-to-customer shipments, improved geographic coverage, reduced outside warehouse needs and increased opportunities to back-haul.

     Purchasing cost savings are expected to account for another approximately 30% of total synergy savings. Historically, both Fort Howard and James River purchased significant amounts of similar raw materials, including commodities such as waste paper, chemicals and packaging materials. Opportunities are arising to lower the cost of these purchased raw materials by not only comparing current purchasing costs and moving to the low-cost supplier, but also by taking advantage of increased economies of scale. The remaining synergy savings are expected to accrue from eliminating organizational redundancies and making staffing reductions.

FINANCING COST SAVINGS

     Fort James is focusing on reducing financing costs, both through refinancing of higher-cost debt and through aggressive debt reduction. In connection with the Merger, Fort James refinanced an aggregate of approximately $2.1 billion principal amount of its $4 billion of total debt.

     At the time of the Merger, the Company entered into a new $2.5 billion bank credit facility (the "New Bank Credit Facility") and borrowed $666 million thereunder to replace certain pre-Merger bank credit facilities, which were canceled. On the same date, the Company repurchased and retired $200 million principal amount of James River 9.77% Senior Notes due 2014 (the "9.77% Senior Notes"), principally using cash on hand. As a second step in its refinancing activities, on September 8, 1997, Fort Howard commenced cash tender offers (the "Tender Offers") for approximately $1.47 billion aggregate principal amount of Fort Howard outstanding public debt securities. A total of $1.28 billion aggregate principal amount of debt securities was tendered in these offers and was retired. These repurchases and retirements pursuant to the Tender Offers were funded principally with borrowings under the New Bank Credit Facility and proceeds received from the issuance of $720 million of Fort James senior notes on September 29, 1997 (the "Senior Notes Offering"). On a combined basis, these debt refinancing activities are expected to result in an annual reduction in interest expense in excess of $50 million. In addition, Fort James plans to continue to reduce interest costs through an aggressive focus on debt reduction, which will be the primary use of the Company's free cash flow in the near-term future.

     Following the Merger, the Company also simplified its capital structure and reduced cash dividend requirements by (1) converting its Series P 9% Cumulative Convertible Preferred Stock, with a face value of $287.5 million, into 15.3 million shares of Common Stock (the "Series P Conversion") and (2) redeeming its Series O Preferred Stock for $98.1 million in cash (the "Series O Redemption"). On a combined basis, this conversion and redemption reduced the Company's annual dividend requirements by approximately $25 million while increasing interest expense by only $7 million. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Financial Condition."

BUSINESS

     Fort James operates in three principal business segments: (1) consumer products, which includes towel and tissue products such as bathroom and facial tissue and paper towels and napkins, and disposable tabletop and foodservice products, such as paper and plastic cups, paper plates and plastic cutlery; (2) packaging, which includes paper-based folding cartons for food and pharmaceuticals; and (3) communications papers, which includes uncoated printing, publishing and office copy papers. In 1997, consumer products, packaging and communications papers products accounted for 84%, 10%, and 6%, respectively, of consolidated revenues. These businesses accounted for 91%, 7% and 2%, respectively, of 1997 income from operations before general corporate expenses and restructuring and other unusual items.

CONSUMER PRODUCTS BUSINESS

     Fort James' Consumer Products Business is currently conducted primarily in North America and Europe. In 1997, the North American Consumer Products Business had sales of $4.4 billion, representing 59% of consolidated total sales, and the European Consumer Products Business had sales of $1.8 billion, representing 25% of consolidated total sales. The North American Consumer Products Business reported operating profits, before restructuring and other unusual items, of $845.4 million in 1997, and the European Consumer Products Business reported operating profits, before restructuring and other unusual items, of $202 million in 1997.

     NORTH AMERICAN CONSUMER PRODUCTS BUSINESS. Within Fort James' North American Consumer Products Business, tissue-based products account for approximately 76% of current annual sales, tabletop products account for approximately 18% of sales, and sales of virgin and recycled pulp and fiber account for the remaining 6% of sales. The Company's consumer tissue and tabletop products are each sold through both retail and away-from-home distribution channels. Sales into retail channels are supported by both branded and private label product offerings. In North America, approximately 60% of the Company's sales of consumer tissue and tabletop products are into retail distribution channels and the remaining approximately 40% are into away-from-home distribution channels.

     In the U.S. retail channel, Fort James believes that its well-known brand names have contributed to its products achieving leading competitive positions. The following data is based on information provided by Information Resources Inc. for the 52-week period ending December 21, 1997, based on revenues derived from sales to grocery stores, drug stores and mass merchandisers. Of $3.5 billion in U.S. industry bathroom tissue sales, Fort James' brands held a 19.5% share, representing the overall number three ranking. The Company's bathroom tissue brands include QUILTED NORTHERN (the number two ranked individual brand), SOFT'N GENTLE and GREEN FOREST. Of $2.3 billion in U.S. industry paper towel sales, Fort James' brands held an 18.2% share, representing the overall number two ranking. The Company's paper towel brands include BRAWNY (the number two ranked individual brand), MARDI GRAS, SO-DRI and GREEN FOREST. Of $570 million in U.S. industry paper napkin sales, Fort James' brands held a 35.9% share, representing the overall number one ranking. The Company's paper napkins brands include MARDI GRAS (the number one ranked individual brand), VANITY FAIR (the number three ranked individual brand), NORTHERN, ZEE, and GREEN FOREST. Of $400 million in U.S. industry disposable cup sales, Fort James' brands held a 23.2% share, representing the overall number two ranking. Of $920 million in U.S. industry disposable plate sales, Fort James' brands held a 16.5% share, representing the overall number two ranking. The Company's disposable cups and plates are both sold under the DIXIE brand name.

     Fort James believes it is also the leading supplier of private label tissue products, where it estimates its share in excess of 40% of U.S. private label tissue sales. The Company's private label customers include retailers such as Wal-Mart, Kroger, Aldi and Federated Stores. Additionally, the Company believes it is the leading supplier of both tissue and disposable tabletop products to the warehouse club channel, which includes Price/Costco and Sam's Clubs.


     The U.S. away-from-home channel, where the Company sells its tissue and tabletop products to foodservice, janitorial supply and sanitary paper distributors for use in restaurants, offices, factories, hospitals, schools and hotels, is also an important distribution channel for the Company. Fort James believes it is the top producer of tissue products for the 2.2 million ton U.S. away-from-home channel, where it estimates its share at approximately 40% of total industry revenues. Based on internal Company estimates, Fort James believes it holds the leading position in the sale of away-from-home towels, bathroom tissue, and napkins and the number two position in away-from-home wipers and facial tissue. Fort James is also one of the largest producers of disposable cups, plates and related products for the away-from-home foodservice industry.


     EUROPEAN CONSUMER PRODUCTS BUSINESS. Within Fort James' European Consumer Products Business, tissue-based products account for approximately 85% of current annual sales, feminine hygiene products account for 6% of sales, ancillary products, such as health care and pharmacy items, account for 5% of sales, and unconverted tissue parent rolls account for the remaining 4% of sales. Fort James sells its tissue products through both retail and away-from-home distribution channels in Europe. Sales into retail channels are supported by both branded and private label product offerings. In Europe, approximately 75% of sales of consumer products are into retail distribution channels and the remaining approximately 25% are into away-from-home channels.

     With production facilities in 10 countries, Fort James has a broad, pan-European base, and is among the category leaders in most European countries, with the exception of Germany, Austria and Switzerland, where the Company has no operations. The Company's largest European operations are in France and the United Kingdom, which account for approximately 40% and 30%, respectively, of the European Consumer Products Business' sales. Based on its estimates, the Company believes it holds the leading position in French tissue sales, with a share greater than 35%, and the number two position in the British Isles, with a share greater than 30%. Fort James is also well-represented in the faster-growing southern European and Mediterranean regions including Spain, Italy, Greece and Turkey, where the Company believes its shares of tissue sales approximate 13%, 10%, 16% and 57%, respectively.

     The Company's principal European brands include LOTUS bathroom tissue and VANIA feminine hygiene products, both of which hold leading positions in France, COLHOGAR, a leading Spanish bathroom tissue, TENDERLY bathroom tissue sold in Italy, and KITTENSOFT, a leading Irish bathroom tissue.

     PRODUCTION FACILITIES. The Company believes that it is among the lowest cost producers of tissue products in North America. Fort James' operating margins in its North American Consumer Products Business have increased steadily over the last several years, rising to 19.4% for 1997, excluding restructuring charges. The Company believes its cost advantage in

North America is derived from a number of factors, including the size and scale of certain of its manufacturing plants, the competitive state of its tissue-making manufacturing assets and the benefits it realizes from the Fort Howard proprietary deinking technology. In North America, Fort James currently produces tissue products at eleven mills located across the United States. In the spring of 1998, the Company will permanently close its two smallest domestic tissue facilities, in Ashland, Wisconsin, and Carthage, New York. Production from these two mills will be transferred to other, more modern Fort James tissue mills, which the Company believes will further reduce operating costs. The Company's four largest domestic tissue mills, located in Green Bay, Wisconsin, Muskogee, Oklahoma, Rincon, Georgia, and Pennington, Alabama, each have tissue capacity in excess of 300,000 tons, and together account for approximately two-thirds of the Company's total U.S. capacity. Ten of the world's eleven largest tissue machines (270 inch wide) are located in the Company's U.S. mills, and more than 600,000 tons of its domestic tissue-making capacity have been built in the last 13 years. Fort James produces disposable tabletop and foodservice products at 10 converting plants located across the United States and three converting plants in Canada. Approximately three-quarters of the paperboard utilized in the Company's cup and plate-making operations is supplied by Fort James' 300,000 ton per year bleached paperboard operation in Alabama, which also supplies paperboard to the Company's Packaging Business. The North American Consumer Products Business currently employs approximately 17,100 workers.

     The Company's European Consumer Products Business currently has 26 operating facilities, employing approximately 7,000 workers. In 1997 the Company opened a tissue converting plant in Russia, and in 1995 the Company formed a joint venture for a tissue converting operation in Shanghai, China.

     Following the Merger, Fort James' raw material base is fairly evenly split between virgin pulp and recycled pulp. The Company believes this combination reduces the cyclical impact that raw material price changes can have on profitability. In North America, the Company's tissue operations are largely on-site integrated to either virgin or deinked pulp. In Europe, where Fort James has no virgin pulping capacity, approximately one-third of the Company's fiber requirements are provided by integrated deinked pulp, with the balance provided by purchased market pulp.

     MARKETING. The Company's North American Consumer Products Business has organized its marketing efforts along distribution channels and by product line. Fort James' consumer products are marketed directly to customers both through national and regional sales organizations. The Company's retail sales force markets both consumer tissue and tabletop products directly to grocery stores, drug stores and mass merchandisers. Separate sales forces market the Company's away-from-home tissue products and its away-from-home foodservice products. Away-from-home tissue products are largely sold through outside distributors, who generally focus on specific market segments. Regional distribution centers located throughout the United States are utilized to minimize inventories and transportation costs.

     Marketing of Fort James' products within Europe is generally similar to such efforts in the United States. However, national (individual country) sales organizations are necessary due to customer preferences and language and cultural differences among countries. Additionally, logistics and distribution costs remain much higher in Europe than in the United States, and thus, the majority of products are produced and sold within national or regional markets.

PACKAGING BUSINESS

     The Packaging Business is conducted primarily in North America. In 1997, the Packaging Business had sales of $783 million, representing 10% of consolidated sales, and operating profits before restructuring and other unusual items of $81.3 million. During 1996, the Company downsized this business through the sale of the plastic-based Flexible Packaging and the related Inks Divisions, which had combined annual sales of approximately $500 million. Following these divestitures, the Packaging Business is concentrated primarily on the sale of paper-based folding cartons for packaging food, health care products and other consumer products. Folding cartons account for more than 80% of the business' current annual sales, with the balance represented by sales of unconverted paperboard.

     Fort James produces its folding cartons at 15 carton manufacturing and supporting plants located across the United States, employing approximately 3,400 workers. The Company's carton operations are backward integrated to a 300,000 ton per year bleached paperboard operation in Alabama and a 320,000 ton per year coated recycled paperboard operation in Michigan. The Alabama bleached paperboard mill also provides cup and plate stock for the Company's DIXIE line of disposable tabletop products. The Company estimates it is currently ranked number three in sales of folding cartons in the United States, and it believes it holds leading positions in the sale of cartons for ice cream, cereal, meats, frozen foods and microwave packaging. Transition issues associated with a significant change in its customer base negatively impacted this business' sales and profits in the fourth quarter of 1997 and are expected to create challenges for this business in the near term.

COMMUNICATIONS PAPERS BUSINESS

     The Communications Papers Business is conducted primarily in the western United States. In 1997, the Communications Papers Business had sales of $468 million, representing 6% of total consolidated sales, and operating profits before restructuring and other unusual items of $19.8 million. In 1995, the Company spun off Crown Vantage Inc. ("Crown Vantage"), which represented a large part of the Company's Communications Papers Business, thus decreasing its exposure to the cyclical printing and publishing papers market. Following the spin-off, the Communications Papers Business is concentrated on the sale of printing and publishing papers used in brochures, catalogs, manuals, direct mail and advertising inserts, and on cut-size office printing and copying papers used in high-speed printers, copiers and offset duplicators. Stabilized pricing and an improved balance between demand and capacity growth expected in 1998 could be impacted by any future weakening in the pulp markets or wood cost increases. See "Risk Factors -- Industry Conditions."

     Fort James produces business and printing papers at two manufacturing sites, located in Oregon and Washington, employing approximately 1,100 workers. The Company has the capacity to produce approximately 520,000 tons per year of uncoated free-sheet papers and 150,000 tons per year of uncoated groundwood papers.

                                USE OF PROCEEDS

     All of the shares offered hereby are being sold by the Selling Stockholders. The Company will not receive any proceeds from such sale of such shares of Common Stock. The Company will pay certain expenses relating to the Offering, estimated to be approximately $695,000.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock is listed on the NYSE under the symbol "FJ." The following table sets forth, for the periods indicated, which correspond to the Company's quarterly fiscal periods for financial reporting purposes, the high and low reported sale prices per share of the Common Stock on the NYSE Composite Transactions Tape (the "NYSE Composite Tape") and cash dividends paid per share of Common Stock.


                                                                                   MARKET PRICE
                                                                           ----------------------------   DIVIDENDS
PERIOD                                                                         HIGH            LOW        ---------
------------------------------------------------------------------------   ------------    ------------
1995
  First Quarter.........................................................   $ 25 5/8        $ 20            $ .15
  Second Quarter........................................................     28 5/8          23 1/4          .15
  Third Quarter.........................................................     37 3/8          25 3/8          .15
  Fourth Quarter........................................................     33 3/4          22 1/4          .15
1996
  First Quarter.........................................................     28 1/8          22 3/8          .15
  Second Quarter........................................................     27 3/8          24 3/4          .15
  Third Quarter.........................................................     27 1/4          24 5/8          .15
  Fourth Quarter........................................................     34 1/4          27 5/8          .15
1997
  First Quarter.........................................................     36 1/4          29 1/4          .15
  Second Quarter........................................................     38 7/8          27 1/4          .15
  Third Quarter.........................................................     45 1/1          36 5/8          .15
  Fourth Quarter........................................................     47 1/8          36 1/16         .15
1998
  First Quarter (through February 5, 1998)..............................     43 7/8          34              .15



     On February 5, 1998, the reported last sales price of the Common Stock on the NYSE Composite Tape was $42 1/8 per share. Prospective purchasers of shares of Common Stock are urged to obtain current quotations for the market price of the Common Stock.


     The Company currently pays regular quarterly cash dividends and, while future dividends will be subject to the discretion of the Company's Board of Directors, the Board of Directors currently intends to continue this policy. Future dividends will depend on the Company's results of operations, financial condition, capital expenditure program, debt repayment requirements and other factors, some of which are beyond the Company's control. There can be no assurance as to whether or when the Company's Board of Directors will change the current policy regarding dividends.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of Fort James as of December 28, 1997.

                                                                                      DECEMBER
                                                                                      28, 1997
                                                                                      --------
                                                                                        (IN
                                                                                      MILLIONS)
CURRENT MATURITIES OF LONG-TERM DEBT:
  Total current maturities of long-term debt....................................... $    34.4

LONG-TERM DEBT:
  New Bank Credit Facility.........................................................   1,312.0
  Revolving credit facilities......................................................     452.6
  New Senior Notes.................................................................     718.3
  Fort James notes and debentures..................................................   1,230.7
  Fort Howard Notes................................................................     188.2
  Revenue bonds....................................................................     107.7
  Capital lease obligations........................................................     180.4
                                                                                      --------
     Total debt....................................................................   4,189.9
     Less current maturities of long-term debt.....................................      34.4
                                                                                      --------
       Total long-term debt, net of current maturities.............................   4,155.5
                                                                                      --------
MINORITY INTERESTS.................................................................      10.4
SHAREHOLDERS' EQUITY:
  Preferred stock:
  Series K.........................................................................     100.0
  Series L.........................................................................     199.9
  Series N.........................................................................      52.8
                                                                                      --------
       Total preferred stock.......................................................     352.7
  Common stock -- $.10 par value -- 209.3 million shares issued and outstanding....      20.9
  Additional paid-in capital.......................................................   2,807.9
  Retained deficit.................................................................  (2,597.2)
                                                                                      --------
       Total shareholders' equity..................................................     584.3
                                                                                      --------
            Total capitalization................................................... $ 4,784.6
                                                                                      --------
                                                                                      --------

            SELECTED HISTORICAL AND UNAUDITED CONSOLIDATED FINANCIAL
                                 AND OTHER DATA

     The following sets forth selected historical and unaudited consolidated financial and other data for Fort James for the dates and periods indicated. The selected historical consolidated balance sheet data as of December 29, 1996, and December 31, 1995, and the historical statements of operations data, per share data and other data for each of the two years in the period ended December 29, 1996, have been derived from, and should be read in conjunction with, the Company's audited consolidated financial statements included in its Current Report on Form 8-K dated August 13, 1997 (filed February 3, 1998), incorporated by reference herein. The selected unaudited historical consolidated financial and other data as of September 28, 1997, and for the 39-week periods ended September 28, 1997, and the unaudited historical statement of operations data, per share data and other data for the 39 weeks ended September 29, 1996, have been derived from the Company's unaudited interim consolidated financial statements incorporated by reference herein. The selected unaudited historical consolidated financial and other data as of December 28, 1997, and for the year then ended have been derived from the unaudited financial information set forth in the Company's Current Report on Form 8-K dated February 3, 1998, incorporated by reference herein. The balance sheet data as of September 29, 1996, have been derived from the Company's unaudited financial statements. The unaudited consolidated financial and other data have been prepared on the same basis as the audited consolidated financial statements incorporated by reference herein, and in the opinion of management reflect all adjustments necessary to fairly state results of operations and cash flows for such periods. Such adjustments are of a normal recurring nature.

     The consolidated financial statements give retroactive effect to the Merger in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Fort Howard and James River had always been combined. All fees and transaction expenses related to the Merger and the restructuring of the combined companies have been expensed as required under the pooling of interests accounting method.

     The following selected historical and unaudited consolidated financial and other data should be read in conjunction with the consolidated financial statements of Fort James included in the Current Reports on Form 8-K dated August 13, 1997 (filed February 3, 1998) and February 3, 1998 and its Quarterly Report on Form 10-Q for the quarter ended September 28, 1997. See "Incorporation of Certain Documents by Reference" and "Available Information."

                    FORT JAMES AND CONSOLIDATED SUBSIDIARIES
    SELECTED HISTORICAL AND UNAUDITED CONSOLIDATED FINANCIAL AND OTHER DATA
                (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS)

                                                                       FISCAL YEAR                          NINE MONTHS
                                                          -------------------------------------       ------------------------
                                                                                      UNAUDITED       UNAUDITED      UNAUDITED
                                                          1995(A)       1996(B)         1997            1996           1997
                                                          --------      --------      ---------       ---------      ---------
STATEMENT OF OPERATIONS DATA:
  Net sales............................................   $8,887.9      $7,707.1      $7,259.0        $5,921.5       $5,497.5
  Restructure and other unusual items (income)
    expense (c)........................................       51.9          10.7         454.2              .1           (3.8)
  Income from operations...............................      783.4         909.3         602.7           709.0          818.4
  Interest expense.....................................      536.3         424.4         351.8 (h)       327.3          277.6
  Income (loss) before extraordinary item..............      159.9         328.0(d)      104.5 (h)       228.3          315.6
  Net income (loss) (e)................................      141.1         319.9         (27.0)          225.0          268.5
  Preferred dividend requirements......................       58.5          58.5          30.5 (h)        43.9           24.4
  Weighted average number of common shares and common
    share equivalents..................................      164.1         183.1         207.6           181.0          206.9
PER SHARE DATA:
  Income (loss) before extraordinary item (c)..........   $    .62(f)   $   1.47(d)(f) $    .35 (h)   $   1.02 (f)   $   1.41
  Net income (loss) (e)................................        .50(f)       1.43(f)        (.28)          1.00 (f)       1.18
  Cash dividends.......................................        .60           .60           .60             .45            .45
BALANCE SHEET DATA:
  Total assets.........................................   $8,911.3      $8,156.9      $7,733.2        $8,212.4       $7,832.2
  Long-term debt.......................................    5,406.3(f)    4,305.3(f)    4,155.5         4,534.3(f)     3,879.9
  Preferred stock......................................      740.3         738.4         352.7           738.4          450.4
  Common shareholders' equity (deficit)................     (324.5)(f)     113.1(f)      231.6            11.7(f)       530.7
OTHER DATA:
  EBITDA (g)...........................................   $1,462.6      $1,459.7      $1,572.4        $1,116.9       $1,209.8
  Capital spending.....................................      488.5         499.5         505.9           328.7          313.5
  Depreciation and amortization........................      586.7         525.6         497.9           398.0          375.5
  Ratio of earnings to fixed charges...................       1.45x         2.06x         1.65x(h)        2.08x          2.77x
  Ratio of EBITDA to interest expense..................       2.73x         3.44x         4.47x(h)        3.41x          4.36x

---------------
(a) In August 1995, Fort James completed the spin-off of Crown Vantage which had annual net sales of approximately $1 billion.

(b) In August 1996, Fort James completed the sale of its Flexible Packaging and related Inks divisions which had annual net sales of approximately $500 million.

(c) The after-tax impact of the restructure and other unusual items was $32.1 million, or $.19 per diluted share in 1995; $12.9 million, or $.07 per diluted share in 1996; and $335.0 million, or $1.62 per diluted share in 1997. For the first nine months of 1996, the after-tax impact of such charges was $4.7 million or $.03 per diluted share. For the first nine months of 1997, the after-tax impact of the net restructure and other unusual items was a loss of $17.4 million, or $.08 per diluted share, primarily due to certain non-tax-deductible Merger transaction costs.

(d) Includes a credit of $36 million (or $.20 per diluted share) for the reversal of previously accrued income taxes related to 1988 financing transactions.

(e) Includes after tax extraordinary losses related to the early retirement of debt.

(f) In 1995 and 1996, the Company issued 34.7 million and 14.5 million shares of Common Stock, respectively. Net proceeds of the offerings of $284 million in 1995 and $204 million in 1996 were used to reduce debt.

(g) EBITDA is defined as income from operations before restructure and other unusual items, depreciation and amortization, and including other income and minority interests. Fort James believes that EBITDA is a measure commonly used by analysts and investors. Accordingly, this information has been disclosed herein to permit a more complete analysis of operating performance. EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statement of operations or cash flow data prepared in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA does not take into account debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.


(h) On a pro forma basis giving effect to (i) the purchase of Fort Howard debt securities in the Tender Offers; (ii) borrowings under the New Bank Credit Facility; (iii) the sale of $720 million aggregate principal amount of Senior Notes in the Senior Notes Offering; (iv) the repurchase of all of the Company's outstanding 9.77% Senior Notes; (v) the Series P Conversion; and
    (vi) the Series O Redemption, as if these transactions had occurred at the beginning of the year ended December 28, 1997, interest expense would have been approximately $317.8 million, income before extraordinary item would have been $125.3 million (or an increase in income before extraordinary item of $.10 per diluted share) and preferred dividends would have been $24.4 million (or an increase in income before extraordinary item of $.03 per diluted share). In addition, the ratio of earnings to fixed charges would have increased to 1.80x and the ratio of EBITDA to interest expense would have increased to 4.95x. The unaudited pro forma financial and other data presented are not necessarily indicative of actual results that would have been achieved had the above transactions been completed on the date assumed and do not purport to project the Company's financial position at any future date or its results of operations for any future period.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 28, 1997

  OVERVIEW

     Fort James reported net income of $268.5 million, or $1.18 per share, for the nine months ended September 28, 1997, compared with $225.0 million, or $1.00 per share in 1996. Net sales for the first nine months of 1997 were $5,498 million compared to $5,922 million in 1996. The comparability of these results was impacted by nonrecurring charges, extraordinary loss on early extinguishment of debt, the 1996 divestitures of the Flexible Packaging and related Inks divisions, as well as several small domestic Consumer Products facilities, and the estimated impact of foreign currency translation.

  ITEMS AFFECTING COMPARABILITY

     Nonrecurring charges for the nine months ended September 28, 1997, and September 29, 1996, were as follows (in millions, except per share amounts):

                                                                               NINE MONTHS ENDED            NINE MONTHS ENDED
                                                                              SEPTEMBER 28, 1997           SEPTEMBER 29, 1996
                                                                           -------------------------    -------------------------
                                                                                      NET                          NET
                                                                                     INCOME     PER               INCOME     PER
                                                                           GROSS     IMPACT    SHARE    GROSS     IMPACT    SHARE
                                                                           ------    ------    -----    ------    ------    -----
Severance costs and asset write-downs...................................                                $ 47.0    $ 28.9    $ .16
Transaction costs.......................................................   $ 53.9    $ 53.9    $ .25
Net gain on asset divestitures..........................................    (57.7)    (35.2)    (.17)    (46.9)    (24.2)    (.14)
                                                                           ------    ------    -----    ------    ------    -----
       Total (income) expense...........................................   $ (3.8)   $ 18.7    $ .08    $   .1    $  4.7    $ .02
                                                                           ------    ------    -----    ------    ------    -----
                                                                           ------    ------    -----    ------    ------    -----

     Net income for the nine months ended September 28, 1997, excluding nonrecurring items and extraordinary loss on early extinguishment of debt, was $334.3 million, or $1.49 per share, compared with $233.0 million, or $1.04 per share in the same period of 1996. Net sales for the nine month period, excluding divested operations and the estimated impact of foreign currency translation, were $5,611 million in 1997, compared with $5,537 million for the comparable period in 1996.

     Fort James' net sales and income from operations by business segment were as follows for the nine months ended September 28, 1997, and September 29, 1996 (in millions):

                                                         CONSUMER PRODUCTS
                                                        --------------------                 COMMUNI-    INTERSEGMENT
                                                         NORTH                               CATIONS P   ELIMINATION/
                                                        AMERICA      EUROPE     PACKAGING     PAPERS      CORPORATE       TOTAL
                                                        --------    --------    ---------    --------    ------------    --------
Nine months ended September 1997
  Net sales..........................................   $3,313.8    $1,376.5     $ 595.0      $349.1       $ (136.9)     $5,497.5
  Segment results before restructure and other
     unusual items...................................      655.6       153.6        67.7         7.8          (70.1)        814.6
  Restructure and other unusual items income
     (expense).......................................       57.7                                              (53.9)          3.8
                                                        --------    --------    ---------    --------    ------------    --------
  Income from operations.............................      713.3       153.6        67.7         7.8         (124.0)        818.4

Nine months ended September 1996
  Net sales..........................................   $3,322.5    $1,498.7     $ 941.1      $342.2       $ (183.0)     $5,921.5
  Segment results before restructure and other
     unusual items...................................      579.6       134.4        76.7        12.2          (93.8)        709.1
  Restructure and other unusual items income
     (expense).......................................      (31.8)       (4.7)       37.6                       (1.2)         (0.1)
                                                        --------    --------    ---------    --------    ------------    --------
  Income from operations.............................      547.8       129.7       114.3        12.2          (95.0)        709.0

  NORTH AMERICAN CONSUMER PRODUCTS BUSINESS

     For the nine months ended September 28, 1997, operating profits before restructuring and other unusual items, excluding results from divestitures, for the North American Consumer Products Business were $655.6 million, an increase of 13% over the comparable nine months in 1996. Excluding divestitures, revenues for the first nine months of 1997 increased 1% over the prior year. The increase in profitability for the first nine months of 1997 as compared to the prior year was attributable to strong sales volumes, and reduced wood costs, combined with continued cost reduction benefits.

  EUROPEAN CONSUMER PRODUCTS BUSINESS

     Operating profits for the European Consumer Products Business for the nine months ended September 28, 1997 were $153.6 million, 14% above the $134.4 million reported in the same period of the prior year. This improvement was attributable to a combination of stronger finished goods volumes of approximately 2% and lower raw material costs and other cost reductions, partially offset by the strengthening of the U.S. dollar and lower average pricing. The net impact of foreign currency translation to the U.S. dollar for the nine months ended September 28, 1997, was a reduction in operating profits of approximately 8%. Net sales adjusted for the effects of foreign currency translation were comparable in the first nine months of 1997 and 1996. While finished product sales volumes improved compared to the first nine months of 1996, revenues continued to be negatively impacted by the strengthening of the U.S. dollar and a decline in average pricing.

  PACKAGING BUSINESS

     Excluding the results attributable to the divested Flexible Packaging and Inks divisions in 1996, operating profits before restructuring and other unusual items for the Packaging Business for the first nine months of 1997 decreased 4% to $67.7 million from $70.7 million in the same period of the prior year. Net sales, adjusted for the Flexible Packaging and Inks divestitures, for the first nine months of 1997 were $595 million compared to $613 million in 1996. The 1997 results reflected benefits of increased volumes for folding cartons and paperboard and cost reductions, offset by lower average selling prices, increased wastepaper costs and transition costs incurred in connection with new customers.

  COMMUNICATIONS PAPERS BUSINESS

     Operating profits for the Communications Papers Business for the first nine months decreased to $7.8 million in 1997 from $12.2 million for the same period in 1996 due to lower average selling prices, partly offset by increased volumes, lower wood costs and cost reduction initiatives. Net sales for the nine months improved 2% to $349 million from $342 million in the prior year reflecting the volume gains offset by lower average pricing.

  OTHER INCOME AND EXPENSE ITEMS

     General corporate expenses, before restructuring and other unusual items, totaled $70.1 million in the first nine months of 1997, compared to $93.8 million for the same period in the prior year. The majority of the decrease was related to reductions in spending on new integrated management information systems, as design and installation projects were completed and systems became operational. Interest expense decreased from $327.3 million for the first nine months of 1996 to $277.6 million for the first nine months of 1997. This decrease was attributable to the reduction in average outstanding debt combined with the initial benefits from the Company's debt refinancing activities in the 1997 nine-month period. Other income increased to $22.3 million in the nine months ended September 28, 1997 from $12.4 million for the same period in 1996, principally due to improved earnings of unconsolidated affiliates and gains on sales of assets. The Company's effective income tax rate was 43.5% for the nine months ended September 28, 1997, compared to 41.4% for the first nine months of 1996. The increase in the effective tax rate from the prior year was primarily due to certain non-tax-deductible Merger transaction costs in 1997, partially offset by the reduced relative size of non-tax-deductible permanent differences to pretax income. The extraordinary loss on early extinguishment of debt of $47.1 million, net of taxes, for the nine months ended September 28, 1997, primarily relates to the debt refinancings described below.

  ADOPTION OF ACCOUNTING PRONOUNCEMENT

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130") which is effective for periods beginning after December 15, 1997, including interim periods. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements, either in the statement of operations or a separate statement. Additionally, SFAS 130 requires the display of the accumulated balance of other comprehensive income. On a pro forma basis, comprehensive income for the nine months ended September 28, 1997 was $146.5 million, compared to $206.7 million for the nine months ended September 29, 1996. Pro forma comprehensive income for the first nine months of 1997 included a loss on foreign currency translation of $135.9 million, compared to a loss on foreign currency translation of $27.2 million included in pro forma comprehensive income for the first nine months of 1996.

     In June 1997, the Financial Accounting Standards Board also issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") which is effective for periods beginning after December 15, 1997, including interim periods after the year of initial adoption. SFAS 131 established standards for the way public companies report information about operating segments in both interim and annual financial statements, including related disclosures about products and services, geographic areas, and major customers. The Company has not determined what, if any, impact SFAS 131 will have on the operating segments reported nor the impact SFAS 131 will have on the related disclosures.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("SFAS 128"), which is effective for periods ending after December 15, 1997, including interim periods. SFAS 128 establishes standards for computing and presenting earnings per share ("EPS") by replacing primary EPS with the presentation of basic EPS and requiring dual presentation of basic and diluted EPS on the face of the income statement. On a pro forma basis, basic EPS per share and diluted EPS per share as reported would have been $1.21 and $1.18, respectively, for the nine months ended September 28, 1997, and $1.01 and $1.00, respectively, for the nine months ended September 29, 1996.

  YEAR 2000

     The Company has developed plans to address the possible exposure related to the impact on its computer systems of the year 2000. Key financial information and operational systems have been assessed, and the Company is in the process of executing the plans to modify systems prior to December 31, 1999. The financial impact of making the required system changes has not been quantified and is not expected to be material to the Company's consolidated financial position or results of operations.

  FINANCIAL CONDITION

     Cash provided by operating activities totaled $564.5 million in the first nine months of 1997, compared with the $803.9 million provided in the prior year. This decrease in cash provided by operating activities resulted from a payment for the unwinding of the Company's foreign currency hedge (described below) and increases in accounts receivable and inventory. Inventory increases occurred in anticipation of the possible retirement of older, less efficient machines. The Company's current ratio was 1.2 as of September 28, 1997, and December 29, 1996. Capital expenditures decreased to $313.5 million for the nine months ended September 28, 1997, from $328.7 million in the first nine months of 1996 due to divested operations. This decrease was partially offset by spending on a new tissue machine at the Savannah, Georgia mill scheduled for completion in late 1998.

     Total indebtedness decreased by $415 million from $4,434 million as of December 29, 1996, to $4,019 million as of September 28, 1997. As of September 28, 1997, the Company had outstanding borrowings of approximately $885 million supported by revolving credit facilities. These borrowings included $793 million outstanding under such facilities, $69 million of commercial paper and $23 million of money market notes. Total outstanding debt as of September 28, 1997, included approximately $2,977 million of fixed rate and $1,042 million of floating rate obligations.

     The Company held $1,138 million and $1,286 million in notional amount of interest rate swaps with fair value liabilities of $8 million and $15 million as of September 28, 1997, and December 29, 1996, respectively. In the third quarter of 1997, the Company entered into $500 million in notional amount of interest rate swaps to hedge the New Bank Credit Facility. During the first quarter of 1997, the Company effectively unwound $648 million in notional amount of interest rate swaps at a cost of approximately $8 million. The cost of unwinding the interest rate swaps is being amortized to interest expense through January 1999. The Company is also party to LIBOR-based interest rate cap agreements which limit the interest cost to the Company with respect to $500 million of floating rate obligations. The fair value of these cap agreements was $.1 million compared to a carrying value of $5 million as of September 28, 1997.

     During the first quarter of 1997, the Company unwound all $470 million in notional amount of foreign exchange contracts, along with interest rate agreements, at a cost of $31 million, net of tax benefits. The foreign exchange contracts were designated as hedges of a portion of the Company's net investment in its European Consumer Products Business. The net termination cost was recorded as a component of equity. The Company terminated such contracts prior to their original expiration in September 1998.

     In connection with the Merger, Fort James refinanced an aggregate of approximately $2.1 billion principal amount of debt of Fort James and Fort Howard (the "Debt Refinancing"). The Debt Refinancing is expected to result in a reduction of interest expense in excess of $50 million annually. In connection with the Debt Refinancing, the Company incurred a $47.1 million, net of taxes, extraordinary loss for prepayment penalties.

     At the time of the Merger, as the first step in the Debt Refinancing, Fort James and Fort Howard entered into the New Bank Credit Facility and borrowed $666 million thereunder to replace certain of the pre-Merger bank credit facilities. As of September 28, 1997, the Company had $661 million outstanding under the New Bank Credit Facility. Additionally, on August 13, 1997, prior to the effectiveness of the Merger, Fort James repurchased and retired $200 million in aggregate principal amount of its 9.77% Senior Notes with proceeds from previous divestitures and excess cash from operations. As the second step in the Debt Refinancing, on September 8, 1997, Fort Howard commenced cash tender offers for approximately $1.47 billion of its outstanding public debt securities and, upon expiration of the Tender Offers, on October 8, 1997 purchased a total of $1.28 billion of such debt securities as follows: (i) $89.9 million of 8 1/4% Senior Notes due 2002; (ii) $395.0 million of 9 1/4% Senior Notes due 2001;
(iii) $559.3 million of 9% Senior Subordinated Notes due 2006 and (iv) $234.2 million of 10% Subordinated Notes due 2003. The Tender Offers were funded through a combination of borrowings under the New Bank Credit Facility and the issuance of $720 million aggregate principal amount of Senior Notes in the Senior Notes Offering. The Senior Notes were issued subsequent to the end of the third quarter, on September 29, 1997, as follows: (i) $100 million 6 1/2% Senior Notes due 2002, (ii) $320 million 6 5/8% Senior Notes due 2004 and (iii) $300 million 6 7/8% Senior Notes due 2007.

     During the third quarter of 1997, all outstanding shares of the Company's Series P 9% Cumulative Convertible Preferred Stock, having a face value of $287.5 million, were converted into approximately 15.3 million shares of Common Stock. On October 1, 1997, subsequent to the end of the third quarter, the Company redeemed all outstanding shares of its Series O 8 1/4% Cumulative Preferred Stock for a redemption price of approximately $98.1 million. This conversion and redemption will reduce aggregate cash dividends by approximately $25 million annually.

     As part of the Company's ongoing program of timberland divestitures, on April 29, 1997, pursuant to an offering memorandum dated September 12, 1996, Fort James completed the sale of approximately 95,000 acres of timberlands located in Alabama and Mississippi for cash proceeds of $111 million. The Company recorded a second quarter after-tax gain of $35.2 million on this sale.

                          DESCRIPTION OF COMMON STOCK

     The following summary of certain provisions of the Company's Articles of Incorporation, as amended (the "Articles"), the Company's Bylaws (the "Bylaws") and the Rights Agreement (as defined below) does not purport to be complete and is qualified in its entirety by reference to such instruments, each of which is an exhibit to the Registration Statement of which this Prospectus is a part.

AUTHORIZED CAPITAL

     The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $10 per share (the "Preferred Stock"). Each outstanding share of Common Stock currently has attached to it one preferred share purchase right, as described under " -- Rights Plan" below. The Board of Directors is authorized, without shareholder approval, to designate classes or series of shares of Preferred Stock and to determine the relative rights, preferences and limitations of any such class or series.

     As of February 2, 1998, there were 209,667,511 shares of Common Stock issued and outstanding and an aggregate of 3,966,241 shares of Preferred Stock had been designated, of which 3,263,512 shares were issued and outstanding.

GENERAL

     Subject to the prior rights of the holders of any Preferred Stock then outstanding, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation or dissolution, to receive the net assets of the Company remaining after payment of all liabilities and after payment to holders of all shares of Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings.

     Subject to the rights of the holders of any Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of Common Stock, each share being entitled to one vote on all matters requiring stockholder action and in the election of directors. Holders of Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of Common Stock, including the shares being sold by the Selling Stockholders in the Offering, are fully paid and nonassessable.

RIGHTS PLAN


     Fort James has adopted the Amended and Restated Rights Agreement, dated as of May 12, 1992, as amended, between the Company and NationsBank of Virginia, N.A., as Rights Agent (the "Rights Agreement"). Wachovia Bank of North Carolina, N.A., became successor Rights Agent as of June 8, 1992, by an amendment to the Rights Agreement.


     The following description of the Rights Agreement is qualified in its entirety by reference to the terms of the Rights Agreement. See "Incorporation of Certain Documents by Reference."

     Pursuant to the Rights Agreement, a right (a "Right") is attached to each share of Common Stock outstanding and entitles the registered holder thereof to purchase from Fort James a unit (a "Unit") consisting of one one-thousandth of a share of Series M Cumulative Participating Preferred Stock ("Series M Preferred Stock"), at an initial purchase price of $150 per Unit (the "Purchase Price"), subject to adjustment.

     Each share of Series M Preferred Stock, when issued will have a minimum preferential quarterly dividend of $1.00 per share, but will be entitled to an aggregate dividend of 1,000 times the Common Stock dividend. In the event of any merger, consolidation or other transaction in which the Common Stock is exchanged for other securities or assets, each share of Series M Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. Each share of Series M Preferred Stock will have 1,000 votes, voting together with the Common Stock and such other voting rights provided by law. Additionally, in the event of liquidation, each share of Series M Preferred Stock will entitle the holder thereof to receive a preferential liquidation payment equal to the greater of $150,000 or 1,000 times the liquidation value of a share of Common Stock, plus accrued and unpaid dividends, or a ratable distribution in the event that the assets of Fort James are insufficient to pay the liquidation preferences in full.

     The Rights will separate from the corresponding shares of Common Stock upon the earlier of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or has obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of Common Stock and (2) ten business days after the date of commencement of, or first public announcement of the intent of any person (other than Fort James and certain related entities) to commence, a tender or exchange offer, the consummation of which would result in a person or group beneficially owning 15 percent or more of outstanding shares of Common Stock (the earlier of (1) and (2), the "Distribution Date"). Until the Distribution Date, (1) Rights will be evidenced by one or more certificates held by the rights agent under the Rights Agreement, and will be represented by the related Common Stock certificates (2) may be transferred with and only with such Common Stock certificates, (3) new Common Stock certificates will contain a notation incorporating the Rights Agreement by reference and (4) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of Rights associated with the Common Stock represented by such certificate. As soon as practicable after the Distribution Date, rights certificates (the "Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 1, 1999, unless earlier exercised by the holder thereof or redeemed by Fort James as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Fort James, including without limitation, the right to vote or to receive dividends. While the distribution of Rights will not be taxable to Fort James or to its shareholders, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable.

     Each holder of a Right will have the right to receive, upon exercise of a Right, Common Stock (or, in certain circumstances, cash, property or other securities of Fort James) having a value equal to two times the Purchase Price then in effect, if after the Distribution Date, (1) Fort James is the surviving company in a merger with an Acquiring Person and the shares of Common Stock are not changed or exchanged, (2) an Acquiring Person consummates, with Fort James or any subsidiary, any one of a number of transactions listed in the Rights Agreement, examples of which include acquiring stock or convertible securities except on a pro rata basis with other shareholders, obtaining any assets except on an arm's-length basis, obtaining any assets having a fair market value of more than $5 million or receiving certain financial benefits such as loans, guarantees, tax benefits or compensation except as a full-time employee at normal rates, (3) while there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1 percent (e.g. a reverse stock split), or (4) an Acquiring Person becomes the beneficial owner of 15 percent or more of the Common Stock except pursuant to a cash tender offer for all outstanding shares which is determined to be fair by the Continuing Directors (as defined below) (each of which events is popularly termed a "flip-in" event). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person will be null and void. The "Continuing Directors" are the directors on the Distribution Date or new directors elected or nominated by a majority of the Continuing Directors in office on the date of such election or nomination.

     For example, if the Purchase Price is $150, upon exercise of a Right and the payment of $150, a Right holder would receive $300 worth of Common Stock (or other consideration, as noted above).

     Each holder of a Right will have the right to receive, upon exercise, common stock (or equivalent securities) of the acquiring entity having a value equal to two times the Purchase Price then in effect, if after an announcement that a person or group has become an Acquiring Person, (1) Fort James is acquired in a merger or other business combination transaction (other than a merger of the type described pursuant to certain flip-in events), or (2) 50 percent or more of Fort James' assets or earning power is sold or transferred (each of which events is popularly termed a "flip-over" event).

     If Fort James is not able to issue the Series M Preferred Stock or Common Stock because of the absence of necessary regulatory approval, restrictions contained in the Articles or for any other reason, a person exercising Rights will be entitled to receive a combination of cash or property or other securities having a value equal to the value of the Series M Preferred Stock or the Common Stock which would otherwise have been issued upon exercise of the Rights.

     At any time until ten days after the announcement that a person or group has become an Acquiring Person, Fort James may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable in cash or Common Stock. When the Board of Directors of Fort James orders a redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

     After a person or group becomes an Acquiring Person and before the Acquiring Person acquires 50 percent or more of the outstanding Common Stock, Fort James, with the approval of a majority of the Continuing Directors, may require a holder to exchange all or any portion of his Rights for one share of Common Stock or one one-thousandth of a share of Series M Preferred Stock (or a share of a class or series of Preferred Stock having equivalent rights), per Right.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Fort James Board of Directors prior to the Distribution Date. After the Distribution Date, the Rights Agreement may still be amended by the Board of Directors (under certain circumstances only with the approval of a majority of the Continuing Directors) in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement (including the time period for redeeming the Rights); PROVIDED, HOWEVER, that no amendment to adjust the time period governing redemption shall be made if the Rights are not redeemable.

     The Rights will not prevent a takeover of the Company. The Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of Common Stock unless the Rights are first redeemed or terminated by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its shareholders because the Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.

     The complete terms of the Rights are set forth in the Rights Agreement. The Rights Agreement is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part, and the foregoing description is qualified in its entirety by reference thereto.

OTHER PROVISIONS

     In addition to the Rights Plan, the Articles and Bylaws of the Company contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of the Company, including certain provisions of the Articles. The Articles provide generally that amendments to the Articles must be approved, subject to the rights of holders of Preferred Stock, by a majority of the outstanding shares entitled to vote on such an amendment. An amendment which has the effect of reducing the vote required to approve a merger or certain other extraordinary transactions, however, requires a two-thirds vote.

     The Bylaws provide for "constitutive resolutions" of the Board of Directors of the Company, which must be designated by the Board of Directors as such and which must be adopted by a unanimous vote of the directors present and voting when a quorum is present. Constitutive resolutions may be rescinded, revoked, amended or modified only by the vote of all of the directors then in office (subject to overriding action by the shareholders of the Company).

     The Bylaws also include provisions setting forth specific conditions under which: (1) business may be transacted at an annual or special meeting of shareholders; and (2) persons may be nominated for election as directors of the Company at an annual meeting of shareholders.

     The Virginia "control share acquisition" statute allows corporations to elect to either be covered or not be covered by such statute. The Company elected not to be covered by such statute.

     In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of Common Stock or Preferred Stock may have an anti-takeover effect.

     The existence of the foregoing provisions could result in the Company being less attractive to a potential acquiror, and the Company's shareholders receiving less for their shares of Common Stock than otherwise might be available in the event of a take-over attempt.

REGISTRAR AND TRANSFER AGENT


     Norwest Bank Minnesota, N.A. is the Registrar and Transfer Agent for the Common Stock.


                                   MANAGEMENT

     The following table sets forth certain information concerning the executive officers and other key personnel of the Company.

NAME                                                                        POSITION
---------------------------------------------  ------------------------------------------------------------------
Miles L. Marsh...............................  Chairman and Chief Executive Officer
Michael T. Riordan...........................  President and Chief Operating Officer
James K. Goodwin.............................  President, North American Consumer Business
John F. Lundgren.............................  President, Consumer Products Business, Europe
Joe R. Neil..................................  President, Communications Papers
Timothy G. Reilly............................  President, North American Commercial Business
B. Gregory Stroh.............................  President, Packaging
Ernst A. Haberli.............................  Executive Vice President and Chief Financial Officer
John F. Rowley...............................  Executive Vice President, Operations and Logistics
Clifford A. Cutchins, IV.....................  Senior Vice President and General Counsel
Daniel J. Girvan.............................  Senior Vice President, Human Resources
R. Michael Lempke............................  Senior Vice President and Treasurer
Joseph W. McGarr.............................  Senior Vice President, Strategy
William A. Paterson..........................  Senior Vice President and Controller

                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of the date of this Prospectus with respect to the Selling Stockholders' holdings of Common Stock.

                                                                                   SHARES OF
                                                                              COMMON STOCK OWNED            SHARES TO BE
                                                                                   PRIOR TO                 OWNED AFTER
                                                                                 THE OFFERING               THE OFFERING
                             NAME AND ADDRESS                                ---------------------      --------------------
                         OF SELLING STOCKHOLDERS                              NUMBER         %(1)        NUMBER        %(1)
--------------------------------------------------------------------------   ---------      ------      ---------      -----
First Plaza Group Trust, Mellon Bank, N.A.,
  as Trustee (2)..........................................................   8,070,882         3.8              0         --
     c/o General Motors Investment Management Corporation
     767 Fifth Avenue
     New York, New York 10153
Morgan Stanley Entities (3)...............................................   6,345,356         3.0      3,166,238      1.5(4)
     1585 Broadway
     New York, New York 10036

---------------

(1) Based on 209,667,511 shares of Common Stock outstanding on February 2, 1998.

(2) Mellon Bank, N.A. acts as trustee for First Plaza Group Trust, a trust under and for the benefit of certain employee benefit plans of General Motors Corporation.


(3) Includes 3,114,372 shares of Common Stock held directly by Morgan Stanley and 2,470,396 shares of Common Stock held directly by Morgan Stanley Leveraged Equity Fund II, Inc. ("MSLEF II"), a wholly owned subsidiary of Morgan Stanley. Also includes an additional 760,588 shares of Common Stock held by Morgan Stanley Leveraged Equity Holdings, Inc. ("MSLEH") and Morgan Stanley Equity Investors, Inc. ("MSEI"), wholly owned subsidiaries of Morgan Stanley. Morgan Stanley, MSLEF II, MSLEH and MSEI are referred to as the "Morgan Stanley Entities." Morgan Stanley, MSLEF II, MSLEH and MSEI intend
    to sell      ,      ,     and      shares, respectively, in the Offering.
    Following the Offering, Morgan Stanley will not own any shares of Common
    Stock, and MSLEF II, MSLEH and MSEI will own      (representing    % of the
    outstanding shares of Common Stock),      and      shares of Common Stock,
    respectively, assuming the overallotment option is not exercised.


(4) Assumes that the overallotment option is not exercised. If the overallotment option is exercised, the Morgan Stanley Entities will own approximately 1.0% of the outstanding shares of Common Stock.

     The Company and the Selling Stockholders (with respect to any unsold shares of Common Stock) have agreed, with certain exceptions, that, for the period beginning 14 days prior to the effective date of the Registration Statement of which this Prospectus is a part until 90 days after the date of this Prospectus, they will not, without the prior consent of Morgan Stanley & Co. Incorporated ("MS&Co."), offer, sell, contract to sell or otherwise dispose of any shares of Common Stock. See "Underwriting."


     The Selling Stockholders acquired their shares of Common Stock in the Merger. In connection with the Merger, Morgan Stanley and certain of its subsidiaries (collectively, the "Director Nominating Stockholders") entered into a stockholders agreement with the Company (the "Stockholders Agreement") providing for the appointment of four individuals specified in the merger agreement as members of the Fort James Board of Directors immediately following the effectiveness of the Merger and granting the Director Nominating Stockholders the right to nominate for election at subsequent annual or special meetings up to two members. Under the Stockholders Agreement, so long as the Director Nominating Stockholders and their affiliates (other than MS&Co. and Dean Witter Reynolds Inc. ("Dean Witter")) continue to own at least 5 million shares of Common Stock issued to them in the Merger (including as a result of certain specified transfers to such stockholders), Morgan Stanley will be entitled to nominate two individuals for election as directors. Further, until such time as the Director Nominating Stockholders and their affiliates (other than MS&Co. and Dean Witter) no longer hold 2 million shares of Common Stock issued to them in the Merger (including as a result of certain specified transfers), Morgan Stanley will be entitled to nominate one director. The 5 million and two million share thresholds described above will be appropriately adjusted in the event of any stock dividend, stock split, reclassification or similar change with respect to the Common Stock.


     The four individuals specified in the merger agreement who became directors of the Company immediately following the effectiveness of the Merger are Michael
T. Riordan, Dr. James L. Burke, Robert H. Niehaus and Frank V. Sica. Messrs. Niehaus and Sica are officers of MS&Co. The terms of such directors expire in 1998.

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                      TO NON-U.S. HOLDERS OF COMMON STOCK

     The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a person that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, a foreign estate or a foreign trust, in each case not subject to United States federal income tax on a net income basis in respect of income or gain from Common Stock (a "non-U.S. holder"). This discussion does not consider the specific facts and circumstances that may be relevant to particular holders and does not address the treatment of non-U.S. holders of Common Stock under the laws of any state, local or foreign taxing jurisdiction. Further, the discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change on a possibly retroactive basis. Each prospective holder is urged to consult a tax advisor with respect to the United States federal tax consequences of acquiring, holding and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

DIVIDENDS

     Dividends paid to a non-U.S. holder of Common Stock will be subject to withholding of United States federal income tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business within the United States (and are attributable to a United States permanent establishment of such holder, if an applicable income tax treaty so requires as a condition for the non-U.S. holder to be subject to United States income tax on a net income basis in respect of such dividends). Such "effectively connected" dividends are subject to tax at rates applicable to United States citizens, resident aliens and domestic United States corporations, and are not generally subject to withholding. Any such effectively connected dividends received by a non U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty.

     Under currently effective United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under United States Treasury regulations released on October 6, 1997 (the "New Regulations") and effective for payments made after December 31, 1998, however, a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable United States Internal Revenue Service certification requirements. Certification and disclosure requirements relating to the exemption from withholding under the effectively connected income exemption discussed above are slightly modified under the New Regulations with respect to payments made after December 31, 1998.

     A non-U.S. holder of Common Stock that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain recognized on a disposition of Common Stock except in the following circumstances: (1) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and is attributable to a permanent establishment maintained in the United States by such non-U.S. holder if an applicable income tax treaty so requires as a condition for such non-U.S. holder to be subject to United States taxation on a net income basis in respect of gain from the sale or other disposition of the Common Stock); (2) in the case of a non-U.S. holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met; or (3) the Company is or has been a "United States real property holding corporation" for federal income tax purposes and, assuming that the Common Stock continues to be "regularly traded on an established securities market" for federal income tax purposes, the non-U.S. holder held, directly or indirectly at any time during the five-year period ending on the date of disposition, more than 5 percent of the Common Stock (and is not eligible for any treaty exemption). Effectively connected gains realized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty. The

Company has not been, is not, and does not anticipate becoming a "United States real property holding corporation" for federal income tax purposes.


FEDERAL ESTATE TAXES

     Common Stock held by an individual that is a non-resident for United States federal estate tax purposes at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

     Under current law, United States backup withholding tax generally will not apply to dividends paid to non-U.S. holders that are either subject to the 30 percent withholding discussed above or that are not so subject because an applicable tax treaty reduces such withholding. Otherwise, backup withholding of United States federal income tax at a rate of 31 percent may apply to dividends paid with respect to Common Stock to holders that are not "exempt recipients" and that fail to provide certain information (including the holder's United States taxpayer identification number). Generally, unless the payor of dividends has definite knowledge that the payee is a United States person, the payor may treat dividend payments to a payee with a foreign address as exempt from backup withholding. However, under the New Regulations, dividend payments made after December 31, 1998 generally will be subject to information reporting and backup withholding unless applicable United States Internal Revenue Service certification requirements are satisfied.

     In general, United States information reporting and backup withholding requirements will not apply to a payment made outside the United States of the proceeds of a sale of Common Stock through an office outside the United States of a non-United States broker. However, United States information reporting (but not backup withholding) requirements will apply to a payment made outside the United States of the proceeds of a sale of Common Stock through an office outside the United States of a broker that is a United States person, a foreign person that derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, a "controlled foreign corporation" as to the United States, or, effective after December 31, 1998, through a foreign office of certain other persons unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-United States person or the holder or beneficial owner otherwise establishes an exemption. Payment of the proceeds of the sale of Common Stock to or through a United States office of a broker is currently subject to both United States backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

     A non-United States holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the United States Internal Revenue Service.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below for whom MS&Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Smith Barney Inc. ("Smith Barney") are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Merrill Lynch International and Smith Barney are acting as International Representatives, have severally agreed to purchase, and the Selling Stockholders have agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                                                                   NUMBER OF
                                                     NAME                                                           SHARES
---------------------------------------------------------------------------------------------------------------   -----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated............................................................................
  Merrill Lynch, Pierce, Fenner & Smith
               Incorporated....................................................................................
  Smith Barney Inc. ...........................................................................................
                                                                                                                  -----------

       Subtotal................................................................................................     9,562,500
                                                                                                                  -----------
International Underwriters:
  Morgan Stanley & Co. International Limited...................................................................
  Merrill Lynch International..................................................................................
  Smith Barney Inc.............................................................................................
                                                                                                                  -----------
       Subtotal................................................................................................     1,687,500
                                                                                                                  -----------
            Total..............................................................................................    11,250,000
                                                                                                                  -----------
                                                                                                                  -----------

     The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below) if any such shares are taken. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

     Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions, (1) it is not purchasing any shares of Common Stock for the account of anyone other than a United States or Canadian Person (as defined herein), and (2) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the shares of Common Stock outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (1) it is not purchasing any shares of Common Stock for the account of any United States or Canadian Person, and (2) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the shares of Common Stock in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (1) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (2) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person.

     Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

     Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

     Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (1) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (2) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom and (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

     The Underwriters initially propose to offer part of the Shares directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of
$       per share under the public offering price. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $       per share to
other Underwriters or to certain dealers. After the initial offering of the Shares, the offering price and other selling terms may from time to time be varied by the Representatives.

     Pursuant to the Underwriting Agreement, the Selling Stockholders have granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 1,000,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase additional shares of Common Stock solely for the purpose of covering over-allotments, if any, made in connection with the Offering. To the extent such option is exercised, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such U.S. Underwriter's name in the preceding Underwriters' table bears to the total number of shares in the preceding table.

     The Company has agreed (without the prior written consent of MS&Co. on behalf of the Underwriters) (1) that it will not effect any public sale or distribution of any Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock (together with the Common Stock, "Securities") (other than any such sale or distribution of such Securities pursuant to registration of such Securities on Form S-4 or S-8 or any successor forms or any such sale or distribution of such Securities in connection with any merger or consolidation involving the Company or a subsidiary of the Company or the acquisition by the Company or a subsidiary of the Company of the capital equity or substantially all of the assets of any other person or entity), during the 14 days prior to, and during the 90 days beginning on, the effective date of the Registration Statement of which this Prospectus is a part, except as part of such Registration Statement and (2) that any agreement entered into after the date of the Underwriting Agreement pursuant to which the Company issues or agrees to issue any privately placed Securities will contain a provision under which holders of such Securities agree not to effect any public sale or distribution of any such Securities during the periods described in (1) above, in each case including a sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act. The restrictions described above do not apply to the conversion or exchange of any Securities pursuant to their terms into or for other Securities.

     In order to facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the shares of Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the shares of Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the shares of Common Stock in the Offering, if the syndicate repurchases previously distributed shares of Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Because affiliates of MS&Co. are receiving more than 10% of the proceeds of the Offering, not including underwriting compensation, the Offering is being conducted in compliance with the National Association of Securities Dealers
(NASD) Conduct Rule 2710(c)(8).

     Certain of the Underwriters and their respective affiliates have, from time to time, performed various investment banking and financial advisory services for the Company for which they have received usual and customary fees. MS&Co. acted as financial advisor to Fort Howard, and Merrill Lynch and Salomon Brothers Inc ("Salomon Brothers") acted as financial advisors to the Company, in connection with the Merger. MS&Co. acted as Dealer Manager and Consent Solicitation Agent in connection with the Tender Offers, which were completed in October 1997 and as Consent Solicitation Agent in connection with Fort Howard's solicitation of consents with respect to the Participation Agreements governing certain sale-lease back transactions.

     Merrill Lynch, Salomon Brothers and MS&Co. acted as underwriters in connection with the Senior Notes Offering, which was completed in September 1997.

     In connection with the Merger, Morgan Stanley and certain of its subsidiaries entered into the Stockholders Agreement with the Company. See "Selling Stockholders."

     Upon consummation of the Offering, affiliates of MS&Co. will own approximately 1.5% of the outstanding shares of Common Stock, assuming the over-allotment option granted to the U.S. Underwriters is not exercised.

     The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Company has agreed to pay the expenses of the Selling Stockholders (excluding underwriting discounts and commissions) in connection with the Offering.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Shares offered hereby will be passed upon for the Company by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Shearman & Sterling, New York, New York. Anne M. Whittemore, a director of the Company, is a partner of McGuire, Woods, Battle & Boothe LLP. Lawyers of such firm who have performed services in connection with the offering made hereby own an aggregate of approximately 350 shares of the Common Stock. Shearman & Sterling has represented Fort Howard in various matters, including in connection with the Merger.

                                    EXPERTS

     The consolidated balance sheets of James River and subsidiaries as of December 29, 1996 and December 31, 1995, and the related consolidated statements of operations, cash flows and changes in capital accounts for each of the three years in the period ended December 29, 1996, included in James River's 1996 Annual Report on Form 10-K, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included therein, and incorporated by reference herein. The supplemental consolidated balance sheets of the Company as of December 29, 1996, and December 31, 1995, and the supplemental consolidated statements of operations, cash flows and changes in capital accounts for each of the three years in the period ended December 29, 1996, contained in the Company's Current Report on Form 8-K dated August 13, 1997 (filed on August 27, 1997), have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included therein and incorporated by reference herein. The consolidated balance sheets of Fort James as of December 29, 1996, and December 31, 1995, and the consolidated statements of operations, cash flows and changes in capital accounts for each of the three years in the period ended December 29, 1996, contained in the Company's Current Report on Form 8-K dated August 13, 1997 (filed February 3,
1998) have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included therein and incorporated herein. Such consolidated financial statements and supplemental consolidated financial statements have been incorporated herein by reference in reliance on such reports given on the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheets of Fort Howard and subsidiaries as of December 31, 1996 and December 31, 1995, and the related consolidated statements of operations, cash flows and changes in capital accounts for each of the three years in the period ended December 31, 1996, included in the Company's Current Report on Form 8-K dated August 13, 1997 (filed on August 25, 1997), have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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


                      (This page intentionally left blank)

                      (This page intentionally left blank)

                               [FORT JAMES LOGO]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



(ALTERNATE COVER PAGE FOR INTERNATIONAL PROSPECTUS)
PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED FEBRUARY 6, 1998


                                                              [FORT JAMES LOGO]

                               11,250,000 SHARES

                             FORT JAMES CORPORATION
                                  COMMON STOCK
                            ------------------------


ALL OF THE 11,250,000 SHARES OF COMMON STOCK, PAR VALUE $.10 PER SHARE ("COMMON STOCK"), OF FORT JAMES CORPORATION, A VIRGINIA CORPORATION ("FORT JAMES" OR THE
 "COMPANY"), BEING OFFERED HEREBY ARE BEING SOLD BY CERTAIN STOCKHOLDERS OF THE COMPANY (COLLECTIVELY THE "SELLING STOCKHOLDERS"). SEE "SELLING
   STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES OF COMMON STOCK BY THE SELLING STOCKHOLDERS. OF THE
    11,250,000 SHARES OF COMMON STOCK BEING OFFERED HEREBY, 1,687,500 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE
     INTERNATIONAL UNDERWRITERS AND 9,562,500 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS.
      SEE "UNDERWRITING." THE COMMON STOCK IS LISTED ON THE NEW YORK
       STOCK EXCHANGE (THE "NYSE") UNDER THE SYMBOL "FJ." ON FEBRUARY 5,
       1998, THE REPORTED LAST SALES PRICE OF THE COMMON
                            STOCK ON THE NYSE COMPOSITE TRANSACTIONS
                          TAPE WAS $42 1/8 PER SHARE.

                            ------------------------

          SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                          PRICE $             A SHARE
                            ------------------------

                                                                                        UNDERWRITING              PROCEEDS TO
                                                                PRICE TO               DISCOUNTS AND                SELLING
                                                                 PUBLIC               COMMISSIONS (1)           STOCKHOLDERS (2)
                                                        ------------------------  ------------------------  ------------------------
PER SHARE.............................................             $                         $                         $
TOTAL(3)..............................................             $                         $                         $

---------------

(1) THE COMPANY AND THE SELLING STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."

(2) TOTAL EXPENSES (EXCLUSIVE OF UNDERWRITING DISCOUNTS AND COMMISSIONS) IN CONNECTION WITH THE OFFERING OF SHARES HEREUNDER ARE ESTIMATED TO BE APPROXIMATELY $695,000, ALL OF WHICH WILL BE PAID BY THE COMPANY.

(3) THE SELLING STOCKHOLDERS HAVE GRANTED TO THE U.S. UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 1,000,000 ADDITIONAL SHARES OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS
    TO SELLING STOCKHOLDERS WILL BE $       , $       AND $       ,
    RESPECTIVELY. SEE "UNDERWRITING."
                            ------------------------

     THE SHARES OF COMMON STOCK ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS, AND IF ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY SHEARMAN & STERLING, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED
THAT THE DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT           , 1998, AT
THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, NEW YORK, AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

                            ------------------------

MORGAN STANLEY DEAN WITTER

                          MERRILL LYNCH INTERNATIONAL

                                                            SALOMON SMITH BARNEY

            , 1998

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Statement filing fee..............................................................................     $154,036
Legal fees and expenses........................................................................................      425,000*
Blue Sky fees and expenses.....................................................................................       15,000*
Accounting fees and expenses...................................................................................       75,000*
Printing and engraving costs...................................................................................       25,000*
Miscellaneous..................................................................................................          964*
                                                                                                                    ---------
       Total...................................................................................................     $695,000
                                                                                                                    =========

--------------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 10 of the Virginia Stock Corporation Act (the "VSCA") sets forth conditions and limitations governing the indemnification of officers, directors, and other persons of the Registrant.

     The Registrant's Restated Articles of Incorporation (the "Registrant Charter") provide as follows:

     (a) In every instance permitted by the VSCA, the liability of a director or officer of the Registrant to the Registrant or its shareholders arising out of a single transaction, occurrence or course of conduct is limited to one dollar.

     (b) The Registrant will indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Registrant) because he is or was a director or officer of the Registrant or because he is or was serving the Registrant or any other legal entity in any capacity at the request of the Registrant while a director or officer of the Registrant, against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of his willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by the Registrant is deemed service at the request of the Registrant. The determination that indemnification under this provision of the Registrant Charter is permissible and the evaluation as to the reasonableness of expenses in a specific case will be made, in the case of a director, as provided by law, and in the case of an officer, as provided in paragraph (c) below, provided, however, that if a majority of the directors of the Registrant has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the board of directors and such person. Unless a determination has been made that indemnification is not permissible, the Registrant will make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him to repay the same if it is ultimately determined that he is not entitled to indemnification. Such undertaking will be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent will not of itself create a presumption that a director or officer acted in such a manner as to make him ineligible for indemnification. The Registrant is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this paragraph (b).

     (c) The Registrant may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to paragraph (b) above, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Registrant and, if authorized by general or specific action of the Board of Directors of the Registrant, may contract in advance to do so. The determination that indemnification under the provisions described in this paragraph (c) is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors of the Registrant, which action may be taken before or after a claim for indemnification is made or as otherwise provided by law. No person's rights under paragraph (b) above shall be limited by the provisions in this paragraph (c).

     (d) Every reference in the provisions described above to persons who are or may be entitled to indemnification includes all persons who formerly occupied any of the positions referred to and their respective heirs, executors and administrators.

Special legal counsel selected to make determinations under these provisions may be counsel for the Registrant. Indemnification pursuant to these provisions shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Registrant and indemnification under policies of insurance purchased and maintained by the Registrant or others. However, no person will be entitled to indemnification by the Registrant to the extent he is indemnified by another, including an insurer. The Registrant is authorized to purchase and maintain insurance against any liability it may have under these provisions or to protect any of the persons named above against any liability arising from their service to the Registrant or any other legal entity at the request of the Registrant regardless of the Registrant's power to indemnify against such liability.

     (e) The provisions described above apply to indemnification, advances and reimbursement for expenses made after the Registrant Charter's adoption whether arising from conduct or events occurring before or after such adoption. No amendment, modification or repeal of these provisions will diminish the rights provided thereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

     The Registrant has insurance to indemnify its directors and officers, within the limits of the Registrant's insurance policies, for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of Virginia.

ITEM 16. EXHIBITS.


EXHIBIT NO.   EXHIBIT
          1   Form of Underwriting Agreement.
        4.1   Articles of Incorporation of the Registrant, as amended. (Incorporated by reference to Exhibits 3(a) through
              3(d) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 28, 1997.)
        4.2   By-laws of the Corporation, as amended. (Incorporated by reference to Exhibit 3(e) to the Registrant's
              Quarterly Report on Form 10-Q for the quarter ended September 28, 1997.)
        4.3   Amended and Restated Rights Agreement. (Incorporated by reference to Exhibits 2 and 3, respectively, to the
              Registrant's filing of Amendment 1 dated July 28, 1992, to its Registration Statement on Form 8-A dated March
              3, 1989.)
       *5.1   Opinion of McGuire, Woods, Battle & Boothe LLP
       23.1   Consent of McGuire, Woods, Battle & Boothe LLP (Included in Exhibit 5.1)
       23.2   Consent of Coopers & Lybrand L.L.P.
      *23.3   Consent of Arthur Andersen LLP.
       24.1   Power of Attorney. (Included on signature page.)



* Previously filed.


ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (b) The undersigned Registrant hereby undertakes that:

          (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance or the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Fort James Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, as of February 6, 1998.


                                        FORT JAMES CORPORATION


                                        By: /s/  R. MICHAEL LEMPKE
                                           --------------------------


                                                R. MICHAEL LEMPKE
                                       SENIOR VICE PRESIDENT AND TREASURER


                               POWER OF ATTORNEY

     Know All Men and Women By These Presents that each individual whose signature appears below constitutes and appoints Ernst A. Haberli, Clifford A. Cutchins, IV and R. Michael Lempke, and each of them, such individual's true and lawful attorneys-in-fact and agents with full power of substitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement related to the offering contemplated by this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the date indicated.


                      SIGNATURE                                   TITLE                            DATE

          /s/      MILES L. MARSH*             Chairman of the Board, Chief Executive          February 6, 1998
         ----------------------------------      Officer and Director
                    MILES L. MARSH

          /s/     MICHAEL T. RIORDAN*          President and Chief Operating Officer and       February 6, 1998
         ----------------------------------      Director
                  MICHAEL T. RIORDAN

          /s/     ERNST A. HABERLI*            Executive Vice President and Chief Financial    February 6, 1998
         ----------------------------------      Officer (Principal Financial and
                   ERNST A. HABERLI              Accounting Officer)

         /s/      DR. JAMES L. BURKE*          Director                                        February 6, 1998
         ----------------------------------
                  DR. JAMES L. BURKE

                      SIGNATURE                                   TITLE                            DATE
          /s/      GARY P. COUGHLAN*           Director                                        February 6, 1998
         ----------------------------------
                   GARY P. COUGHLAN

          /s/     WILLIAM V. DANIEL*           Director                                        February 6, 1998
         ----------------------------------
                  WILLIAM V. DANIEL

          /s/      ROBERT M. O'NEIL*           Director                                        February 6, 1998
         ----------------------------------
                   ROBERT M. O'NEIL

          /s/      RICHARD L. SHARP*           Director                                        February 6, 1998
         ----------------------------------
                   RICHARD L. SHARP

         /s/       ANNE MARIE WHITTEMORE*      Director                                        February 6, 1998
         ----------------------------------
                   ANNE MARIE WHITTEMORE

         *By /s/    R. MICHAEL LEMPKE                                                          February 6, 1998
         ----------------------------------
         R. MICHAEL LEMPKE, ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO.   EXHIBIT
          1   Form of Underwriting Agreement.

        4.1 Articles of Incorporation of the Company, as amended. (Incorporated by reference to Exhibits 3(a) through 3(d) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 28, 1997.)

        4.2 By-laws of the Registrant, as amended. (Incorporated by reference to Exhibit 3(e) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 28, 1997.)

        4.3 Amended and Restated Rights Agreement. (Incorporated by reference to Exhibits 2 and 3, respectively, to the Registrant's filing of Amendment 1 dated July 28, 1992, to its Registration Statement on Form 8-A dated March 3, 1989.)

       *5.1   Opinion of McGuire, Woods, Battle & Boothe LLP

       23.1   Consent of McGuire, Woods, Battle & Boothe LLP (Included in
              Exhibit 5.1)

       23.2   Consent of Coopers & Lybrand L.L.P.

      *23.3   Consent of Arthur Andersen LLP.

       24.1   Power of Attorney. (Included on signature page.)



* Previously filed.